Exhibit 4.6

lightspeed

2020

Notice of Annual Shareolders Meeting and Management Information Circular

June 26, 2020

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To the shareholders of Lightspeed POS Inc. (the “Company”):

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Meeting”) of the Company will be held virtually at https://web.lumiagm.com/127276071, password “lightspeed2020” (case sensitive), on August 6, 2020 at 11 a.m. (ET), for the purposes of:

(i)	receiving the consolidated financial statements of the Company for the fiscal year ended March 31, 2020, together with the auditors’ report thereon;

(ii)	electing 6 directors for the ensuing year;

(iii)	appointing auditors for the ensuing year;

(iv)	considering and, if deemed advisable, adopting, with or without variation, an ordinary resolution approving the conversion of the Company’s Amended and Restated Omnibus Incentive Plan from a “fixed plan” to a “rolling plan”, whereby the maximum number of subordinate voting shares of the Company which may be reserved and set aside for issuance under the Company’s Amended and Restated Omnibus Incentive Plan and the 2012 and 2016 Legacy Option Plans (as defined in the accompanying management information circular (the “Circular”)) will be changed from a fixed number of subordinate voting shares to a maximum aggregate number of subordinate voting shares equal to 15% of all multiple voting shares and subordinate voting shares issued and outstanding from time to time on a non-diluted basis, as more fully described in the accompanying Circular; and

(v)	transacting such other business as may properly come before the Meeting.

The Company’s board of directors has fixed the close of business on June 8, 2020 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting, or any postponement or adjournment thereof. No person who becomes a shareholder of record after that time will be entitled to vote at the Meeting or any postponement or adjournment thereof.

A shareholder may attend the Meeting and vote in person or may be represented and vote by proxy. If you are unable to attend the Meeting in person, please complete, date, sign and return the accompanying form of proxy enclosed herewith for use at the Meeting or any adjournment thereof. To be effective, the attached proxy must be received not later than August 4, 2020 at 11 am (ET). Your shares will be voted in accordance with your instructions as indicated on the proxy.

If you have any questions about or require assistance in completing your form of proxy, or about the information contained in this Circular, please contact the Company's Corporate Secretary: by email at dan.micak@lightspeedhq.com.

Les actionnaires qui préféreraient recevoir la circulaire de sollicitation de procurations de la direction en français n’ont qu’à en aviser le secrétaire corporatif de Lightspeed POS Inc. ou écrire à gouvernance@lightspeedhq.com.

Dated at Montréal, Québec, Canada, June 26, 2020.

By order of the Board of Directors,

Dax Dasilva
Founder and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR

Except as otherwise indicated, the information contained herein is given as of June 24, 2020. All references in this Circular to dollars, “$” or “US$” are to United States dollars and all references to Canadian dollars and “C$” are to Canadian dollars.

WHAT’S INSIDE

INVITATION TO SHAREHOLDERS	1

SUMMARY	2

VOTING AND PROXIES	3

BUSINESS OF THE MEETING	9

Election of Directors	9

Appointment of Auditors	13

Conversion of the Company’s Amended and Restated Omnibus Incentive Plan	14

COMPENSATION OF DIRECTORS	15

EXECUTIVE COMPENSATION	20

Introduction	20

Overview	20

Compensation Discussion and Analysis	20
Compensation Philosophy and Objectives	20
Compensation Governance	21
Compensation-Setting Process	21

Principal Elements of Compensation	22

Equity Incentive Plans	24

Amended and Restated Omnibus Incentive Plan	26

Legacy Option Plans	30
Securities Authorized for Issuance Under Equity Compensation Plans	33

Named Executive Officers' Compensation	34
Summary Compensation Table	34
CEO Performance-Based Compensation	35
Employment Agreements, Termination and Change of Control Benefits	36
Outstanding Option-Based Awards and Share-Based Awards	37
Incentive Plan Awards – Value Vested or Earned During the Year	38

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	39

Nomination of Directors and Majority Voting Policy	39

Independence of Directors	40

Director Term Limits and Other Mechanisms of Board Renewal	40

Charter of the Board	41

Committees of the Board	41

Code of Ethics	43

Diversity	43

Directors' and Officers' Liability Insurance	44

Director Orientation and Continuing Education	44

Risk Management	44

OTHER INFORMATION	46

Indebtedness of Directors and Senior Executives	46

Additional Information	46

Shareholder Proposals for Next Annual Meeting of Shareholders	46

APPROVAL OF MANAGEMENT INFORMATION CIRCULAR	46

SCHEDULE “A”	47

CHARTER OF THE BOARD OF DIRECTORS	47

SCHEDULE “B”	52

RESOLUTION IN RESPECT OF AMENDMENTS TO AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN	52

INVITATION TO SHAREHOLDERS

INVITATION TO SHAREHOLDERS

Dear Shareholders:

On behalf of the Board of Directors and management of the Company, we are pleased to invite you to attend the annual meeting of shareholders that will be held virtually this year on August 6, 2020 at 11 a.m. (ET).

To join the virtual meeting, please login at https://web.lumiagm.com/127276071 using the password “lightspeed2020” (case sensitive).

The Company’s subordinate voting shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “LSPD”. As at June 24, 2020, there were 78,302,477 subordinate voting shares and 14,667,922 multiple voting shares of the Company issued and outstanding.

This annual meeting is your opportunity to vote on a number of important matters as well as hear first-hand about our financial performance and strategic plans for the future. The enclosed management information circular describes the business to be conducted at the meeting and provides information on the Company’s executive compensation and corporate governance practices. If you attend in person, you will have the opportunity to interact with and to ask questions to members of the Board of Directors and management.

Your participation in voting at the meeting is important to us. You can vote electronically during the virtual meeting, or alternatively by telephone, via the internet or by completing and returning the enclosed form of proxy or voting instruction form. Please refer to the “Voting and Proxies” section of this management information circular.

We look forward to welcoming you at the meeting and thank you for your continued support.

Sincerely,

Patrick Pichette Chair of the Board of Directors	Dax Dasilva Founder and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR 1

SUMMARY

SUMMARY

The following summary highlights some of the important information you will find in this management information circular (this “Circular”) of Lightspeed POS Inc. (the “Company” or “Lightspeed”).

Shareholder Voting Matters

VOTING MATTER	BOARD VOTE RECOMMENDATION	INFORMATION
Election of 6 directors	FOR each nominee	pages 9 to 13
Appointment of PricewaterhouseCoopers LLP as auditors	FOR	page 13
Conversion of the Company’s Amended and Restated Omnibus Incentive Plan from a “fixed plan” to a “rolling plan”	FOR	pages 14 to 15

Our Director Nominees

NAME &REGION	AGE	DIRECTOR SINCE	POSITION	BOARD & COMMITTEE ATTENDANCE IN FISCAL 2020	OTHER PUBLIC BOARDS	AREAS OF EXPERTISE (Top 4)

Patrick Pichette London, UK (Chair) Independent	57	2018	Corporate Director, Chair of the Board	100%	1	Executive Leadership Accounting/Finance Governance/Risk Management Strategy/M&A
Dax Dasilva Québec, Canada	44	2005	Chief Executive Officer and Corporate Director	100%	0	Executive Leadership Innovation/Technology Retail/Hospitality Sales Strategy/M&A
Jean Paul Chauvet Québec, Canada	47	2013	President and Corporate Director	100%	0	Executive Leadership Marketing/Advertising Retail/Hospitality Sales Governance/Risk Management
Marie-Josée Lamothe Québec, Canada Independent	52	2018	Corporate Director	100%	1	Executive leadership Retail/Hospitality Sales Marketing/Advertising Governance/Risk Management
Paul McFeeters Ontario, Canada Independent	65	2018	Corporate Director	100%	1	Executive Leadership Accounting/Finance Governance/Risk Management Strategy/M&A
Rob Williams Washington, United States Independent	52	2018	Corporate Director	100%	0	Executive Leadership Retail/Hospitality Sales Marketing/Advertising Innovation/Technology

MANAGEMENT INFORMATION CIRCULAR 2

VOTING AND PROXIES

VOTING AND PROXIES

Voting at the Meeting

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting and vote in real time, provided they are connected to the internet and follow the instructions below. Non-registered shareholders who have not duly appointed themselves as proxyholder will be able to attend the virtual meeting as guests but will not be able to vote at the virtual meeting.’

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form (including a non-registered shareholder who wishes to appoint themselves to attend the virtual meeting) must carefully follow the instructions below and on their form of proxy or voting instruction form. These instructions include the additional step of registering such proxyholder with our transfer agent, AST Trust Company (Canada), after submitting the form of proxy or voting instruction form. Failure to register the proxyholder with AST Trust Company Canada will result in the proxyholder not receiving a control number to participate in the virtual meeting and only being able to attend as a guest. Guests will be able to listen to the virtual meeting but will not be able to vote.

To vote by online ballot through the live webcast platform, follow the below instructions:

1.	Log in at https://web.lumiagm.com/127276071 on your browser at least 15 minutes before the Meeting starts

2.	Click on “I have a control number”

3.	Enter your control number

4.	Enter the password: “lightspeed2020” (case sensitive)

5.	When the ballots have been opened, you will see them appear on your screen

If you use your control number to log in to the meeting, any vote you cast at the meeting will revoke any proxy you previously submitted. If you do not wish revoke a previously submitted proxy, you should not vote during the meeting.

Proxyholders who have been duly appointed and registered with AST as described in the section titled “Appointment of Proxy” will receive a control number by email from AST after the proxy voting deadline has passed.

Registered shareholders and duly appointed proxyholders (including non-registered shareholders who have duly appointed themselves as proxyholder) that attend the meeting online will be able to vote by completing a ballot online during the Meeting through the live webcast platform.

Joining the Meeting as a Guest

Guests (including non-registered shareholders who have not duly appointed themselves as proxyholder) can log into the meeting as set out below. Guests will be able to listen to the meeting but will not be able to vote during the meeting.

Guests can also listen to the Meeting by following the instructions below:

1.	Log in at https://web.lumiagm.com/127276071 on your browser

2.	Click on “GUEST”

3.	Provide your name and email address (no password is required for guests)

MANAGEMENT INFORMATION CIRCULAR 3

VOTING AND PROXIES

It is your responsibility to ensure internet connectivity for the duration of the meeting and you should allow ample time to log in to the meeting online before it begins.

Non-registered shareholders/Appointees obtaining a control number to vote during the meeting:

You must complete the additional step of registering the proxyholder by calling AST at 1-866-751-6315 (within North America) or 212-235-5754 (outside of North America) by no later than 11 a.m. (ET) on August 4, 2020. Failing to register your proxyholder online will result in the proxyholder not receiving a control number, which is required to vote at the meeting.

Non-registered shareholders who have not duly appointed themselves as proxyholder will not be able to vote at the meeting but will be able to participate as a guest.

Solicitation of Proxies

This Circular is sent in connection with the solicitation by the management of the Company of proxies to be used at the Meeting, at the time, place and for the purposes set forth in the Notice of Annual Meeting of shareholders (the “Notice of Meeting”), and at any adjournment thereof. The solicitation is being made primarily by email, but proxies may also be solicited by telephone, facsimile or other personal contact by officers or other employees of the Company. The cost of the solicitation will be borne by the Company.

Notice-and-Access

As permitted by Canadian securities regulators, Lightspeed is using notice-and-access (as defined in National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer) to deliver the Meeting materials, including this Circular, to both its registered and nonregistered shareholders. Lightspeed is also using notice-and-access to deliver its annual consolidated financial statements to its registered and non-registered shareholders. This means that the Circular and the annual consolidated financial statements of the Company are being posted online for shareholders to access, rather than being mailed out. Notice-and-access gives shareholders more choice, substantially reduces Lightspeed's printing and mailing costs, and is more environmentally friendly as it reduces materials and energy consumption.

Shareholders will still receive a form of proxy or a voting instruction form in the mail (unless shareholders have chosen to receive proxy materials electronically) so they can vote their shares but, instead of automatically receiving a paper copy of this Circular and the annual consolidated financial statements of the Company, shareholders will receive a notice with information about how they can access the Circular and annual consolidated financial statements of the Company electronically and how to request a paper copy. This Circular and annual consolidated financial statements of the Company are available on Lightspeed's website at www.lightspeedhq.com and on SEDAR at www.sedar.com.

Shareholders may request a paper copy of this Circular and/or the annual consolidated financial statements of the Company, at no cost, up to one year from the date this Circular was filed on SEDAR. Shareholders may make such a request at any time prior to the meeting (a) on the web at www.meetingdocuments.com/ASTCA/LSPD; (b) by contacting AST at 1-888-433-6443 (toll free in Canada and the United States) or 416-682-3801 (other countries); (c) by contacting the Company's Corporate Secretary by email at dan.micak@lightspeedhq.com.

MANAGEMENT INFORMATION CIRCULAR 4

VOTING AND PROXIES

Appointment of Proxy

The individuals named in the accompanying form of proxy (the "Management Appointees") are, for purposes of the Meeting, shareholders and officers and/or directors of the Company, as applicable. A shareholder wishing to appoint some other person to represent such shareholder at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the applicable form of proxy and striking out the names designated as appointees in such form of proxy or by completing another proxy.

The cost of the mailing and solicitation will be borne by the Company.

A proxy will not be valid for the Meeting unless the completed form of proxy is delivered to AST Trust Company (Canada): (i) by internet at www.astvotemyproxy.com; (ii) by email at proxyvote@astfinancial.com; (iii) by mail addressed to AST Trust Company (Canada) Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1; (iv) by fax to 1-416-368-2502 or toll free in Canada and the United States to 1-866-781-3111; or (v) by touch-tone phone toll-free at 1-888-489-7352, in all cases received not later than August 4, 2020 at 11 a.m. (Eastern Time).

Voting by Proxy at the Meeting

The person you appoint will need to contact AST Trust Company by calling 1-866-751-6315 (within North America) or 212-235-5754 (outside of North America) by no later than 11 a.m. (ET) on August 4, 2020 to request a control number to be represented or vote at the meeting. It is the responsibility of the shareholder or their proxy to contact AST Trust Company (Canada) to request a control number.

Without the control number, proxyholders will not be able to participate at the Meeting.

Revocation of Proxy

In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it at any time before it is exercised, by instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing and deposited with AST Trust Company (Canada): (i) by internet at www.astvotemyproxy.com; (ii) by email at proxyvote@astfinancial.com; (iii) by mail addressed to AST Trust Company (Canada) Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1; (iv) by fax to 1-416-368-2502 or toll free in Canada and the United States to 1-866-781-3111; or (v) by touch-tone phone toll-free at 1-888-489-7352, at any time up to and including the last Business Day preceding the day of the Meeting at which the proxy is to be used, or with the chair of the Meeting on the day of the Meeting.

MANAGEMENT INFORMATION CIRCULAR 5

VOTING AND PROXIES

Exercise of Discretion by Proxies

The persons named in the enclosed form of proxy will, on a show of hands or any ballot that may be called for, vote (or withhold from voting) the shares in respect of which they are appointed as proxies in accordance with the instructions of the shareholders appointing them. If a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If no instructions are given, the shares will be voted FOR the election of the nominees of the board of directors of the Company (the “Board of Directors” or the “Board”) as directors, FOR the appointment of PricewaterhouseCoopers LLP as auditors, and FOR the conversion of the Company’s Amended and Restated Omnibus Incentive Plan (as defined herein) from a “fixed plan” to a “rolling plan” as more fully described herein. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other business which may properly come before the Meeting or any adjournment thereof. As of the date hereof, management of the Company knows of no such amendment, variation or other business to come before the Meeting. If any such amendment or other business properly comes before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgement.

Voting Shares and Principal Holders Thereof

As of June 24, 2020, there were 78,302,477 subordinate voting shares and 14,667,922 multiple voting shares issued and outstanding. The subordinate voting shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws in that they do not carry equal voting rights with the multiple voting shares. Each subordinate voting share entitles its holder to one vote with respect to the matters voted at the Meeting and each multiple voting share entitles its holder to four votes with respect to the matters voted at the Meeting. In aggregate, all of the voting rights associated with the subordinate voting shares represented, as at June 24, 2020, 57.17% of the voting rights attached to all of the issued and outstanding shares of the Company.

The subordinate voting shares are not convertible into any other class of shares. Each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share. Upon the first date that a multiple voting share shall be held by a person other than a Permitted Holder (each such term is defined in the Company’s articles), the Permitted Holder which held such multiple voting share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such multiple voting share into a fully paid and non-assessable subordinate voting share.

In addition, all Multiple Voting Shares held by Permitted Holders will convert automatically into subordinate voting shares at such time that is the earlier to occur of the following (i) Permitted Holders that hold multiple voting shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 12.5% of the issued and outstanding subordinate voting shares and multiple voting shares (on a non-diluted basis), and (ii) Dax Dasilva is no longer serving as a director or member of senior management of the Company.

Under applicable Canadian securities laws, an offer to purchase multiple voting shares would not necessarily require that an offer be made to purchase subordinate voting shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of subordinate voting shares will be entitled to participate on an equal footing with holders of multiple voting shares, the holders of multiple voting shares have entered into a customary coattail agreement with Lightspeed and a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual-class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable Canadian securities laws to which they would have been entitled if the multiple voting shares had been subordinate voting shares. Additional information regarding the Coattail Agreement can be found in the Company’s annual information form, available under the Company’s profile on SEDAR at www.sedar.com and on the Company’s website at investors.lightspeedhq.com.

MANAGEMENT INFORMATION CIRCULAR 6

VOTING AND PROXIES

To the knowledge of the directors and executive officers of Lightspeed, as of June 24, 2020, there are no persons who beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of either class of subordinate voting shares and multiple voting shares other than the following:

	SHARES OWNED
NAME OF SHAREHOLDER	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Percentage of Outstanding Shares	Percentage of Total Voting Power(1)

Dax Dasilva(2)	—	14,667,922	15.8%(3)	42.8%(3)
Caisse de dépôt et placement du Québec	25,936,219	—	27.9%(3)	18.9%(3)

(1)	Percentage of total voting power represents voting power with respect to all of our subordinate voting shares and multiple voting shares, as a single class. The holders of our multiple voting shares are entitled to four votes per share, and holders of our subordinate voting shares are entitled to one vote per share.

(2)	Represents shares held by DHIDasilva Holdings Inc., which shares Dax Dasilva beneficially owns and controls.

(3)	Figure represents ownership on a non-diluted basis. On a fully-diluted basis, Dax Dasilva and Caisse own 14.7% and 25.8% of the issued and outstanding shares and hold 40.7% and 18.0% of the total voting power attached to all of the issued and outstanding shares, respectively.

Non-Registered Shareholders

Only registered shareholders as of the close of business on June 8, 2020 (the “Record Date”) or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, subordinate voting shares and multiple voting shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary that the Non-Registered Holder deals with in respect of his or her subordinate voting shares or multiple voting shares (an “Intermediary”), such as securities dealers or brokers, banks, trust companies and trustees or administrators of self-administered RRSPs, TFSAs, RRIFs, RESPs and similar plans, or (ii) in the name of a clearing agency of which the Intermediary is a participant. In accordance with National Instrument 54-101 of the Canadian Securities Administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Company has distributed copies of the Notice of Meeting and this Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders, and often use a service company (such as Broadridge in Canada) for this purpose.

Non-Registered Holders will be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. The Non-Registered Holder may provide such voting instructions to the Intermediary or its service company through the Internet or through a toll-free telephone number. The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the subordinate voting shares or multiple voting shares that they beneficially own.

Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print his or her own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service company.

MANAGEMENT INFORMATION CIRCULAR 7

VOTING AND PROXIES

Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A Non-Registered Holder may revoke voting instructions that have been given to an Intermediary at any time by written notice to the Intermediary.

We are not sending proxy-related materials to beneficial owners who have declined to receive them in order to save mailing costs and abide by the instructions of its declining beneficial owners.

Non-Objecting Beneficial Owners (NOBOs)

Under applicable securities legislation, a beneficial owner of securities is a "non-objecting beneficial owner" (or "NOBO") if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf not objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with said legislation.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and Lightspeed or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, Lightspeed (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.

If you are a NOBO and your name has been provided to AST, you can vote your shares by attending the Meeting in person by appointing yourself as proxyholder, or by appointing someone else as proxyholder to attend the Meeting and vote your Common Shares for you, by following the instructions set out in your voting instruction form (refer to your control number shown on your voting instruction form).

Objecting Beneficial Owners (OBOs)

Under applicable securities legislation, a beneficial owner is an "objecting beneficial owner" (or "OBO") if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with such legislation.

If you are an OBO, you received these materials from your intermediary or its agent (such as Broadridge), and your intermediary is required to seek your instructions as to how to vote your Common Shares. Lightspeed has agreed to pay for intermediaries to deliver to OBOs the proxy-related materials and the relevant voting instruction form. The voting instruction form that is sent to an OBO by the intermediary or its agent should contain an explanation as to how you can exercise your voting rights, including how to attend and vote directly at the Meeting. Please provide your voting instructions to your intermediary as specified in the enclosed voting instruction form.

MANAGEMENT INFORMATION CIRCULAR 8

ELECTION OF DIRECTORS - NOMINEES

BUSINESS OF THE MEETING

Election of Directors

Under the Company's articles, the Board is to consist of a minimum of three and a maximum of 15 directors as determined from time to time by the directors. Currently, the Board consists of six directors: Patrick Pichette, Dax Dasilva, Jean Paul Chauvet, Marie-Josée Lamothe, Rob Williams and Paul McFeeters, all of whom are standing for election at this Meeting. Under the Canada Business Corporations Act ("CBCA"), a director may be removed with or without cause by a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of our next annual shareholders meeting. Under the CBCA, at least one quarter of our directors must be resident Canadians as defined in the CBCA. Our articles provide that, between annual general meetings of shareholders, the directors may appoint one or more additional directors so appointed, but the number of additional directors so appointed may not at any time exceed one-third of the number of current directors who were elected or appointed other than as additional directors.

Nomination Process

The process to nominate the Company’s directors is described in the section entitled “Nomination of Directors and Majority Voting Policy” in the Statement of Corporate Governance Practices of this Circular.

Nominees

The following tables include profiles of each director nominee with a description of his or her experience, qualifications, areas of expertise, participation on the Board and its committees, if applicable, ownership of Lightspeed securities, as well as other public company board memberships. As you will note from the enclosed form of proxy or voting instruction form, shareholders may vote for each director individually.

MANAGEMENT INFORMATION CIRCULAR 9

ELECTION OF DIRECTORS - NOMINEES

Patrick Pichette
Age 57 London, UK Director since 2018 Independent
Mr. Pichette is a General Partner at Inovia Capital, a Montreal based venture firm, which he joined in April 2018. Mr. Pichette previously served as Senior Vice President and Chief Financial Officer of Google Inc. from August 2008 until May 2015. Prior to joining Google, from January 2001 until July 2008, Mr. Pichette served as an executive officer of Bell Canada Enterprises Inc., including, in his last position, as President, Operations for Bell Canada, and previously as Executive Vice President, Chief Financial Officer, and Executive Vice President of Planning and Performance Management. Prior to joining Bell Canada Enterprises Inc., from 1996 to 2000, Mr. Pichette was a principal at McKinsey & Company. Prior to that, from 1994 to 1996, he served as Vice President and Chief Financial Officer of Call-Net Enterprises Inc., a Canadian telecommunications company. Mr. Pichette has been a member of the board of directors of Twitter, Inc. since December 2017 and serves as its independent chair, the chair of its audit committee and a member of its compensation committee. Mr. Pichette was previously a director of Bombardier Inc. from October 2013 to November 2017 and of Amyris, Inc., a renewable products company, from March 2010 to May 2013. Mr. Pichette holds a Master of Arts degree in philosophy, politics, and economics from Oxford University, where he attended as a Rhodes Scholar, and a Bachelor of Arts degree in Business Administration from Université du Québec à Montréal.
Areas of Expertise: Executive Leadership Accounting/Finance Governance/Risk Management Strategy/M&A	Board/Committee Membership Board of Directors, Chair CNG Committee, Chair Audit Committee	Public Board Memberships Twitter Inc.

Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
-	-	-	-	-	-

	Dax Dasilva
	Age 44 Québec, Canada Director since 2005 Not Independent (Management)
	Mr. Dasilva has been the Chief Executive Officer and a director of Lightspeed since he founded the Company in 2005. Under Mr. Dasilva’s leadership, Lightspeed has grown into a global business with offices in Canada, the United States, Europe, and Australia. Mr. Dasilva has over 20 years of entrepreneurship experience and has received numerous awards and recognitions, including the 2019 Globe and Mail Innovator of the Year, the Ernst & Young Entrepreneur of the Year Award in 2012, Startup Canada’s Entrepreneur of the Year Award in 2016 for both Quebec and Canada and Start Proud’s Technology Leader Award in 2018. He was named one of the 100 Most Intriguing Entrepreneurs by Goldman Sachs at the 2017 Builders + Innovators Summit. In addition, in 2015, Mr. Dasilva founded Never Apart, a non-profit organization offering creative space for cultural programming with global reach and impact.
Areas of Expertise: Executive Leadership Innovation/Technology Retail/Hospitality Sales Strategy/M&A	Board/Committee Membership Board of Directors		Public Board Memberships -
Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
-	14,667,922	148,579	-	31,485	-

MANAGEMENT INFORMATION CIRCULAR 10

ELECTION OF DIRECTORS - NOMINEES

	Jean Paul Chauvet
	Age 47 Québec, Canada Director since 2013 Not Independent (Management)

Mr. Chauvet has been our President since 2016. Having joined us in the role of Chief Revenue Officer in 2012, he became a member of our board of directors in 2013. Prior to joining Lightspeed, Mr. Chauvet held various leadership positions at Atex Group across Europe and Asia where his last role was CEO, EMEA. Prior to joining Atex, Mr. Chauvet was the VP, Sales and Marketing of Nstein Technologies and from 2000 to 2005, he was the VP, Sales and Marketing of IXIASOFT Technologies Inc. Mr Chauvet also serves on the boards of directors of Coveo Solutions Inc., a provider of AI-based search technologies which he joined in 2016, and Alaya Care Inc., a cloud-based home care software solutions provider.

Areas of Expertise: Executive Leadership Marketing/Advertising Retail/Hospitality Sales Governance/Risk Management	Board/Committee Membership Board of Directors		Public Board Memberships -
Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
1,370	-	1,179,666	-	26,569	-

	Marie-Josée Lamothe
	Age 52 Québec, Canada Director since 2018 Independent

Ms. Lamothe has over 25 years of experience in the competitive digital and consumer products world (Google, L’Oréal, Procter & Gamble, Clairol). She is best noted for her expertise in Global Product Management and Digital Transformation. Ms. Lamothe is the President of Tandem International, an advisory firm specialized in omnichannel profitability. She is also a Professor of Practice at McGill University (Desautels Business Faculty) and the Director of McGill's Dobson Center for Entrepreneurship. From 2014 to 2018, she was a Managing Director at Google Canada and held several executive positions at L’Oréal between 2002 and 2014, from International Marketing Director in France, to Chief Marketing Officer and Chief Corporate Communications Officer in Canada. Ms. Lamothe also serves on the boards of Alimentation Couche-Tard Inc., Desjardins Group and Eddify NDT. Ms. Lamothe was previously a Director of Jean Coutu Group PJC Inc. from July 2016 until the privatization of the company in May 2018. Ms. Lamothe has received many accolades and awards including the Desautels Achievement award by McGill University and was named one of Top 10 Women in Tech in Canada by the Boardlist. She completed INSEAD’s, L’Oréal management program in France and earned a dual bachelor’s degree in economics and mathematics, with honors, and, more recently, an honoree diploma, both from the University of Montréal.

Areas of Expertise: Executive Leadership Retail/Hospitality Sales Marketing/Advertising Governance/Risk Management	Board/Committee Membership Board of Directors CNG Committee		Public Board Memberships Alimentation Couche-Tard Inc.
Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
15,620	-	15,574	1,949	-	-

MANAGEMENT INFORMATION CIRCULAR 11

ELECTION OF DIRECTORS - NOMINEES

	Paul McFeeters
	Age 65 Ontario, Canada Director since 2018 Independent
	Mr. McFeeters retired from OpenText in September 2014 where he had served as the Chief Financial Officer since June 2006. Mr. McFeeters has more than thirty years of C-level business experience, including previous employment as Chief Financial Officer of Platform Computing Inc., a grid computing software vendor from 2003 to 2006, and of Kintana Inc., a privately-held IT governance software provider, from 2000 to 2003. Mr. McFeeters also held President and CEO positions at MD Private Trust from 1997 to 2000. Between 1981 and 1996 Mr. McFeeters worked at Municipal Financial Corporation and held various progressive positions there including Chief Financial Officer, Chief Operating Officer, President and Chief Executive Officer. Mr. McFeeters has been a member of the board of directors of Constellation Software Inc., a diversified software company, since October 2014 and serves on its audit committee. From 2015 to August 2019, Mr. McFeeters was a board advisor for Hootsuite, a social media management company. From 2007 to January 2016, Mr. McFeeters was a member of the board of Blueprint Software Systems Inc., an enterprise requirements software solutions provider. Mr. McFeeters holds a B.B.A (Honours) from Wilfrid Laurier University and a MBA from Schulich School of Business at York University and is a Chartered Professional Accountant.
Areas of Expertise: Executive Leadership Accounting/Finance Governance/Risk Management Strategy/M&A	Board/Committee Membership Board of Directors CNG Committee Audit Committee, Chair		Public Board Memberships Constellation Software Inc.
Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
250,000	-	15,574	4,830	-	-

	Rob Williams
	Age 52 Washington, United States Director since 2018 Independent
	Mr. Williams has over 20 years of online (Amazon), big box (Best Buy) and specialty retail (Magnolia Hi-Fi) experience. In his near decade at Amazon (2006 to 2015), Mr. Williams held five senior leadership positions on both the Retail and Seller teams. In his last role, Mr. Williams led Amazon’s Tier 1 Vendor team for Global Vendor Management. Prior to that, Mr. Williams led three business teams for Amazon’s Seller Fulfillment by Amazon (FBA) division: the Seller Reimbursement and Recovery/Liquidations team, the Contact Reduction team, and the Defect Reduction team. Previously, he led the FBA Product Development Roadmap team. Before that role, Mr. Williams led Product Management for Amazon’s Competitive Strategy and Negotiations Team. Prior to Amazon, Mr. Williams was on the leadership team of Magnolia Hi-Fi when they were acquired by Best Buy. Mr. Williams was promoted to National Director at Best Buy, where he led Sales Development for the Magnolia Home Theater store within a store project. Mr. Williams was at Magnolia Hi-Fi and Best Buy from September 1994 to June 2006. Prior to that in 1994 he was a criminal prosecutor under the City of Seattle’s Trial Advocacy Program. Mr. Williams holds his Bachelor of Arts degree in Business Administration from the University of Washington and his Juris Doctor, Law from the Willamette University College of Law. He is also a guest lecturer on International Business for the University of Washington School of Business Administration and a keynote speaker on how to build a company culture of Disruptive Innovation and consults worldwide on eCommerce, retail and technology. Caisse de dépôt et placement du Québec has confirmed to the Company that Rob Williams will be its nominee for election to the Board at the Meeting.
Areas of Expertise: Executive Leadership Retail/Hospitality Sales Marketing/Advertising Innovation/Technology	Board/Committee Membership Board of Directors Audit Committee		Public Board Memberships -
Securities Held as at June 24, 2020
Number of subordinate voting shares	Number of multiple voting shares	Number of options	Number of DSUs	Number of RSUs	Number of PSUs
93,915	-	15,574	3,442	-	-

MANAGEMENT INFORMATION CIRCULAR 12

ELECTION OF DIRECTORS - NOMINEES

Corporate Cease Trade Orders and Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees is, as at the date of this Circular, or has been within the 10 years before the date of this Circular: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Individual Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees is, as at the date of this Circular, or has been within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of the Company’s proposed director nominees has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Appointment of Auditors

PricewaterhouseCoopers LLP (“PwC”), chartered accountants, has served as auditors of the Company since the fiscal year ending on March 31, 2016. In the fiscal year ending on March 31, 2020 ("Fiscal 2020"), in addition to retaining PwC to report upon the annual consolidated financial statements of the Company, the Company retained PwC to provide various audit, audit-related, and non-audit services.

Under its charter, the audit committee of the Company (the “Audit Committee”) is required to pre-approve all non -audit services to be performed by the external auditors in relation to the Company, together with approval of the engagement letter for such non-audit services and estimated fees thereof. Additional details regarding the Audit Committee and the above-mentioned fees can be found in the section entitled “Audit Committee” of the Company’s annual information form, available under the Company’s profile on SEDAR at www.sedar.com and on the Company’s website at investors.lightspeedhq.com.

Except where authorization to vote with respect to the appointment of auditors is withheld, the persons designated in the enclosed form of proxy or voting instruction form intend to vote FOR the reappointment of PwC, as auditors of the Company, to hold office until the close of the next annual meeting of shareholders at such remuneration as may be recommended by the Audit Committee and fixed by the Board.

MANAGEMENT INFORMATION CIRCULAR 13

COMPENSATION DISCUSSION AND ANALYSIS

Conversion of the Company’s Amended and Restated Omnibus Incentive Plan

The Company currently has three equity incentive plans in place, namely the option plan dated October 19 2012, as amended on January 1, 2015 and on March 15, 2019 (the “2012 Legacy Option Plan”), the 2016 option plan, as amended on March 15, 2019 (the “2016 Legacy Option Plan”; and collectively with the 2012 Legacy Option Plan, the “Legacy Option Plans”) and the Amended and Restated Omnibus Incentive Plan dated March 15, 2019 as amended on November 18, 2019.

The Legacy Option Plans were amended concurrently with closing of the IPO such that outstanding options granted thereunder are exercisable for subordinate voting shares, and no further awards can be made under the Legacy Option Plans. At the same time, the Company adopted an omnibus incentive plan which allows the Board of Directors of the Company to grant long -term equity-based awards to eligible participants. See “Executive Compensation – Equity Incentive Plans” for more details on the Company’s equity incentive plans.

Equity incentives are a critical form of compensation for the Company, as they enable it to attract and retain top talent, align pay with both corporate performance and shareholder interests and support and sustain the organic growth of the Company and its employee base. Furthermore, the Company uses equity incentives to support its growth through selective acquisitions, particularly to retain designated key employees and as a way to incentivize such employees to remain with the Company following closing of the relevant acquisition. As a result of the foregoing, since its approval on March 7, 2019, a significant number of grants have been made by the Company under the Amended and Restated Omnibus Incentive Plan. As of March 31, 2020, the number of subordinate voting shares reserved for issuance under the Amended and Restated Omnibus Incentive Plan and the Legacy Option Plans, collectively, was 8,700,311 (representing approximately 9.44% of the issued and outstanding subordinate voting shares and multiple voting shares as at that date), of which only 1,438,340 remained available for grant.

In order for the Company’s equity incentive plans to continue to support the Company’s growth and compensation philosophy going forward, the Board of Directors and the CNG Committee, with the assistance of Hugessen Consulting Inc. (“Hugessen”), developed a new equity incentive plan reserve proposal. After a comprehensive review of equity granting practices of industry peers and a detailed forecast of future equity incentive requirements of the Company, taking into account, among other things, the Company’s growth strategy, it was determined that the Amended and Restated Omnibus Incentive Plan of the Company should be amended and restated so as to convert it from a “fixed plan” to a “rolling plan”, whereby the maximum number of subordinate voting shares which may be reserved and set aside for issuance under such plan and the Legacy Option Plans would be changed from a fixed maximum of 10,185,862 subordinate voting shares (in the aggregate) to a maximum aggregate number of subordinate voting shares equal to 15% of all subordinate voting shares and multiple voting shares issued and outstanding from time to time, on a non-diluted basis. Under the Amended and Restated Omnibus Incentive Plan, as further amended, the number of awards available for grant thereunder will increase as the number of issued and outstanding subordinate voting shares increases from time to time, including as a result of the issuance of subordinate voting shares upon exercise or settlement of awards granted under the Amended and Restated Omnibus Incentive Plan and the Legacy Option Plans. Similarly, should an outstanding award under the Legacy Option Plans or the Amended and Restated Omnibus Incentive Plan, as further amended, expire or be terminated, surrendered or cancelled for any reason without having been exercised or settled in full, or if subordinate voting shares acquired pursuant to an award subject to forfeiture are forfeited, the subordinate voting shares covered by such award, if any, will continue to be available for issuance under the Amended and Restated Omnibus Incentive Plan.

On June 25, 2020, the Board of Directors approved the conversion of the Amended and Restated Omnibus Incentive Plan from a “fixed plan” to a “rolling plan” as described above and the related proposed amendments to the Amended and Restated Omnibus Incentive Plan. Subject to shareholder approval as set forth herein and in accordance with the rules of the TSX, the Amended and Restated Omnibus Incentive Plan will be amended to give effect to such conversion and proposed amendments. In connection therewith, the Company notes that the “insider participation limit” (as that expression is defined in the TSX Company Manual) set forth in the Amended and Restated Omnibus Incentive Plan and described herein under “Equity Incentive Plans – Amended and Restated Omnibus Incentive Plan – Insider Participation Limit” will remain unchanged.

MANAGEMENT INFORMATION CIRCULAR 14

COMPENSATION DISCUSSION AND ANALYSIS

Other than as described above, all other principal terms and conditions of the Amended and Restated Omnibus Incentive Plan will remain the same. See “Executive Compensation – Equity Incentive Plans” for a summary of the terms of the equity incentive plans of the Company.

As mentioned above and in accordance with the rules of the TSX, to be effective, the proposed amendments to the Amended and Restated Omnibus Incentive Plan must be approved by an ordinary resolution of the shareholders of the Company, adopted by a majority of the votes cast by the shareholders attending the Meeting or represented by proxy). Attached as Schedule “B” of this Circular is the full text of the proposed resolution in respect of amendments to the Company’s Amended and Restated Omnibus Incentive Plan to be considered at the Meeting to convert the plan from a “fixed plan” to a “rolling plan”.

If approval is obtained at the Meeting, the Company will not be required to seek further approval of the grant of unallocated awards under the Amended and Restated Omnibus Incentive Plan, as further amended, until the Company’s annual meeting of shareholders to be held in 2023 (provided that such meeting is held on or prior to August 6, 2023).

The Board of Directors has determined that the proposed amendments to the Amended and Restated Omnibus Incentive Plan, as further detailed above, are in the best interests of the Company and its shareholders, and recommends that shareholders vote FOR the resolution set forth in Schedule “B” to this Circular approving the conversion of the Amended and Restated Omnibus Incentive Plan from a “fixed plan” to a “rolling plan”.

COMPENSATION OF DIRECTORS

The Company’s director compensation program is designed to attract and retain the most qualified individuals to serve on the Board.

The Board, through the CNG Committee is responsible for reviewing and approving any changes to the directors' compensation arrangements. In consideration for serving on the Board, each director that is not an employee (an "Outside Director") will be paid an annual cash retainer and an annual equity retainer, and will be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

In the fiscal year ended March 31, 2019 (“Fiscal 2019”), the CNG Committee retained Hugessen as independent advisor to review the compensation of Outside Directors. In its review, Hugessen benchmarked the Company’s Outside Director compensation structure against market compensation data gathered from the same Comparator Group (as defined in the section entitled "Market Positioning and Benchmarking") used to benchmark executive compensation. Based on the results of Hugessen's benchmarking studies, the CNG Committee then recommends to the Board any adjustments to the Outside Directors' compensation that may be necessary or appropriate to achieve the objectives of the Company's director compensation program.

Annual Retainers

Outside Directors will be entitled to be paid as members of the Board, and, if applicable, as members of any committee of the Board, the following annual retainers:

MANAGEMENT INFORMATION CIRCULAR 15

COMPENSATION DISCUSSION AND ANALYSIS

Position	Type of Fee	Amount per Year
Chair of the Board[1]	Cash Retainer[2]	$55,000
	Equity Retainer[3]	$115,000
Member of the Board	Cash Retainer[2]	$40,000
	Equity Retainer[4]	$80,000
Audit Committee Chair	Cash Retainer[2]	$15,000
Audit Committee Member	Cash Retainer[2]	$7,500
CNG Committee Chair	Cash Retainer[2]	$7,500
CNG Committee Member	Cash Retainer[2]	$4,000

1.	The current Chair of the Board, Mr. Pichette, has elected to forego to receive his cash retainer and his equity retainer.
2.	Each Board member may elect to receive up to 100% of his or her cash retainer in the form of DSUs.
3.	The equity retainer of the Chair of the Board is comprised of $75,000 in the form of DSUs and $40,000 in the form of options.
4.	The equity retainer of each non-Chair Board member is comprised of $40,000 in the form of DSUs and $40,000 in the form of options.

The Company does not offer a meeting attendance fee for Board members. The total retainer is deemed to be full payment for the role of Director. An exception to this approach can be made in the event of a special transaction or other special circumstance that would require more meetings than are typically required.

The cash retainer and DSU portion of the equity retainer are paid on a quarterly basis with the number of DSUs to be issued based on the volume weighted average trading price on the TSX for the five trading days prior to such issuance. While the DSUs vest immediately, they are only paid out following the director ceasing to be on the Board. The options portion of the equity retainer is paid annually with the number of options to be issued based on the volume weighted average trading price on the TSX for the five trading days prior to such issuance. Options vest on the date of the first annual meeting of shareholders after their grant date.

Messrs. Dasilva and Chauvet do not and will not receive additional compensation for serving as directors on the Board.

A summary of the total compensation earned by each Outside Director during Fiscal 2020 can be found in the section entitled "Total Compensation of Outside Directors".

Director Share Ownership Guidelines

The Board has adopted share ownership guidelines pursuant to which each Outside Director is required to own, directly or indirectly, a minimum of securities of the Company representing an amount equivalent in value to four times his or her annual cash retainer, through shares or DSUs (options are not included in the calculation of each Outside Director's share ownership requirements). The value of the securities is based on the greater of the market value of the shares and/or DSUs and the purchase price of the securities. Such ownership must have been achieved within five years of the later of (i) March 22, 2019 and (ii) the date the director was first appointed or elected to the Board, and subsequently be maintained for the duration of his or her tenure as director. The Board has resolved to waive the application of the share ownership guidelines to Mr. Pichette for so long as he continues to forego to receive his equity retainer for service on the Board, including as its chair, and its committees.

The below table describes the total equity holdings and compliance with the share ownership guidelines of each Outside Director as of the date hereof:

MANAGEMENT INFORMATION CIRCULAR 16

COMPENSATION DISCUSSION AND ANALYSIS

Name	Subordinate Voting Shares	Stock Options	DSUs	Market Value of Equity[1] ($)	Minimum Ownership Requirement[2] ($)	% of Achievement[3]
Patrick Pichette[4]	-	-	-	-	-	-
Marie-Joseé Lamothe	15,620	15,574	1,949	235,799	176,000	134%
Paul McFeeters	250,000	15,574	4,830	3,420,149	236,000	1,449%
Rob Williams	93,915	15,574	3,442	1,306,657	190,000	688%

1.	Market value of equity is the sum of (a) the value of subordinate voting shares and (b) the value of DSUs that have not yet been paid out or distributed calculated based on the value of the subordinate voting shares, in each case where the value of the subordinate voting shares is based on a price of C$19.04 per subordinate voting share, being the closing price of the subordinate voting shares on the TSX on March 31, 2020, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020. Stock options are excluded from this calculation since we do not count them towards the calculation of an Outside Director's share ownership requirements.
2.	Each Outside Director is required to own, directly or indirectly, a minimum of securities of the Company representing an amount equivalent in value to four times his or her annual cash retainer.
3.	The percentage of achievement is calculated by dividing the sum of the market value of DSUs and the greater of (a) the market value of the subordinate voting shares and (b) the purchase price of the subordinate voting shares, then expressing the total as a percentage of the minimum ownership requirement applicable to such Outside Director. Stock options are excluded from the calculation of an Outside Director's share ownership requirements.
4.	The Board has resolved to waive the application of the share ownership guidelines to Mr. Pichette for so long as he continues to forego to receive his equity retainer for service on the Board, including as its chair, and its committees.

Equity Incentive Plan

The Company has adopted the Amended and Restated Omnibus Incentive Plan which allows for a variety of equity-based awards that provide different types of incentives to be granted to directors, executive officers, employees and consultants of the Company, including options, RSUs, PSUs and DSUs, collectively referred to as "awards". Detailed information about the Amended and Restated Omnibus Incentive Plan can be found in the Compensation Discussion and Analysis in the section entitled " Amended and Restated Omnibus Incentive Plan".

Outstanding Share-Based Awards and Option-Based Awards

The following table indicates all outstanding option-based and share-based awards granted to Outside Directors as of March 31, 2020:

MANAGEMENT INFORMATION CIRCULAR 17

COMPENSATION DISCUSSION AND ANALYSIS

Name	Option-Based Awards				Share-Based Awards
	Number of Securities underlying Unexercised Options[1]	Option Exercise Price	Expiration Date	Value of Unexercised In- the-Money Options[2] ($)	Share Based Awards[3]	Value of Share- Based Awards Not Paid Out or Distributed[4] ($)
Patrick Pichette[5]	-	-	-	-	-	-
Marie-Josée Lamothe	7,500[6]	$5.00	August 3, 2025	63,160	1,254[9]	16,830
	4,209[7]	C$16.00	March 15, 2026	9,019
	3,865[8]	C$43.20	August 26, 2026	0
Paul McFeeters	7,500[10]	$6.00	November 8, 2025	55,660	3,108[13]	41,713
	4,209[11]	C$16.00	March 15, 2026	9,019
	3,865[12]	C$43.20	August 26, 2026	0
Rob Williams	7,500[14]	$5.00	August 3, 2025	63,160	2,747[16]	36,868
	4,209[15]	C$16.00	March 15, 2026	9,019
	3,865[17]	C$43.20	August 26, 2026	0

1.	The options reflected in this column represent grants of options under the 2012 Legacy Option Plan and the Amended and Restated Omnibus Incentive Plan. For a description of the terms of the options granted under the 2012 Legacy Option Plan and the Amended and Restated Omnibus Incentive Plan, see “Equity Incentive Plans”.
2.	The value of unexercised in-the-money options is calculated based on the difference between the strike price of the option and the closing price of the subordinate voting shares on the TSX on March 31, 2020, being C$19.04 per subordinate voting share, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.
3.	The awards reflected in this column represent quarterly grants of DSUs under the Amended and Restated Omnibus Incentive Plan. Quarterly DSU grants are made on the first business day immediately following the last day of each fiscal quarter of the Company and are made in respect of services provided by the Outside Director during the preceding fiscal quarter. For a description of the terms of the DSUs granted under the Amended and Restated Omnibus Incentive Plan, see “Equity Incentive Plans”.
4.	The value of share-based awards that have not yet been paid out or distributed is calculated based on the closing price of the subordinate voting shares on the TSX on March 31, 2020, being C$19.04 per subordinate voting share, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.
5.	Mr. Pichette has elected to forego to receive his cash retainer and equity retainer.
6.	On August 3, 2018, Ms. Lamothe received a grant of 30,000 options (7,500 options after giving effect to the 4-to-1 consolidation of the Company’s common shares which occurred in connection with its IPO) to acquire common shares under the 2012 Legacy Option Plan in connection with her appointment to the Board.
7.	On March 7, 2019, Ms. Lamothe received a grant of 4,209 options to acquire subordinate voting shares under the Amended and Restated Omnibus Incentive Plan in connection with the Company’s IPO.
8.	On August 26, 2019, Ms. Lamothe received a grant of 3,865 options to acquire common shares under the Amended and Restated Omnibus Incentive Plan on account of her annual retainer.
9.	On April 1, 2019, July 2, 2019, October 1, 2019 and January 2, 2020, Ms. Lamothe received grants of 114, 372, 416 and 352 DSUs, respectively, under the Amended and Restated Omnibus Incentive Plan on account of her annual retainer.
10.	On November 8, 2018, Mr. McFeeters received a grant of 30,000 options (7,500 options after giving effect to the 4-to-1 consolidation of the Company’s common shares which occurred in connection with its IPO) to acquire common shares under the 2012 Legacy Option Plan in connection with his appointment to the Board.
11.	On March 7, 2019, Mr. McFeeters received a grant of 4,209 options to acquire subordinate voting shares under the Amended and Restated Omnibus Incentive Plan in connection with the Company’s IPO.
12.	On August 26, 2019, Mr. McFeeters received a grant of 3,865 options to acquire subordinate voting shares under the Amended and Restated Omnibus Incentive Plan on account of his annual retainer.
13.	On April 1, 2019, July 2, 2019, October 1, 2019 and January 2, 2020, Mr. McFeeters received grants of 282, 922, 1,031 and 873 DSUs, respectively, under the Amended and Restated Omnibus Incentive Plan on account of her annual retainer.
14.	On August 3, 2018, Mr. Williams received a grant of 30,000 options (7,500 options after giving effect to the 4-to-1 consolidation of the Company’s common shares which occurred in connection with its IPO) to acquire common shares under the 2012 Legacy Option Plan in connection with his appointment to the Board.
15.	On March 7, 2019, Mr. Williams received a grant of 4,209 options to acquire subordinate voting shares under the Amended and Restated Omnibus Incentive Plan in connection with the Company’s IPO.
16.	On April 1, 2019, July 2, 2019, October 1, 2019 and January 2, 2020, Mr. Williams received grants of 250, 815, 911 and 771 DSUs, respectively, under the Amended and Restated Omnibus Incentive Plan on account of her annual retainer.
17.	On August 26, 2019, Mr. Williams received a grant of 3,865 options to acquire common shares under the Amended and Restated Omnibus Incentive Plan on account of his annual retainer.

MANAGEMENT INFORMATION CIRCULAR 18

COMPENSATION DISCUSSION AND ANALYSIS

Total Compensation of Outside Directors

The following table shows the total compensation paid to each Outside Director in Fiscal 2020:

Name	Fees Paid ($)	Share Based Awards[1] ($)	Option-Based Awards[2] ($)	Non-Equity Incentive Plan Compensation	Pension Value	All Other Compensation	Total ($)
Patrick Pichette[3]	-	-	-	-	-	-
Marie-Josée Lamothe	34,956	31,778	40,000	-	-	-	106,734
Paul McFeeters[4]	-	78,650	40,000	-	-	-	118,650
Rob Williams[5]	-	69,514	40,000	-	-	-	109,514

1.	Share-based awards paid during Fiscal 2020 were DSUs granted on April 1, 2019, July 2, 2019, October 1, 2019 and January 2, 2020, respectively. The value of share-based awards paid during Fiscal 2020 is calculated based on the grant date fair value of the awards granted under the Amended and Restated Omnibus Incentive Plan. The grant date fair value of an award is equal to the volume weighted average trading price on the TSX for the five days prior to the grant date and differs from the accounting fair value determined in accordance with IFRS 2 Share-based Payment which is calculated based on the closing price of the shares on the TSX on the grant date.
2.	Option-based awards paid during Fiscal 2020 were stock options granted on August 26, 2019. The value of option-based awards paid during Fiscal 2020 is calculated based on the grant date fair value of the awards granted under the Amended and Restated Omnibus Incentive Plan, which has been calculated using the Black-Scholes method based on the volume weighted average trading price on the TSX for the five trading days prior to the grant date. The fair value on the grant date is different from the value determined in accordance with IFRS 2 Share-based Payment because the accounting fair value determined in accordance therewith is calculated based on the closing price of the shares on the TSX on the grant date as opposed to the volume weighted average trading price on the TSX for the five trading days prior to the grant date.
3.	Mr. Pichette has elected to forego to receive his cash retainer and equity retainer.
4.	Mr. McFeeters elected to receive his cash retainer in the form of DSUs.
5.	Mr. Williams elected to receive his cash retainer in the form of DSUs.

Outside Directors do not receive non-equity incentive plan compensation, pensions or any other compensation. In addition, each Outside Director is reimbursed for reasonable out of pocket expenses.

MANAGEMENT INFORMATION CIRCULAR 19

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Introduction

The following discussion describes the significant elements of the compensation of the Chief Executive Officer, President, Chief Financial Officer, Chief Product Officer and Senior Vice President of Global Sales of the Company (collectively, the “named executive officers” or “NEOs”), namely:

●	Dax Dasilva, Chief Executive Officer;
●	Jean Paul Chauvet, President;
●	Brandon Nussey, Chief Financial Officer;
●	Jim Texier, Chief Product Officer; and
●	Julian Teixeira, Senior Vice President of Global Sales.

Overview

Lightspeed operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve its business and financial objectives, the Company needs to attract, retain and engage a highly talented team of executive officers. We expect our team to possess and demonstrate strong leadership and management capabilities, as well as foster our culture, which is at the foundation of our success and remains a pivotal part of our everyday operations.

We will continue to evaluate our philosophy and compensation program as circumstances require and plan to continue to review compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to us if we were required to find a replacement for a key employee.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Lightspeed seeks to attract, retain and engage long-term business builders, who, beyond compensation, are motivated by personal growth and development. Executive officers are expected to show exceptional leadership and consistently demonstrate company values. The compensation framework aims to ensure that a significant component of compensation is comprised of “at-risk” compensation which tracks factors that influence company performance and stakeholder value. Major components include base salary, and short-term and long-term incentive plans.

The Lightspeed executive compensation program is designed to achieve the following objectives:

●	Provide market-competitive compensation opportunities to attract, retain and motivate high performing and experienced executive officers, whose knowledge, skills and level of impact are critical to our success;
●	Engage executive officers in the achievement of Lightspeed’s business objectives, encouraging teamwork, the building of a high performing organization, and nurturing company values; and
●	Align the interests of executive officers with those of the Company’s stakeholders by providing a meaningful portion of compensation tied to the short-term and long-term objectives of the business.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance

Hedging Prohibition

The Company’s insider trading policy provides that all insiders of Lightspeed, including its directors and officers, are prohibited from buying, selling or entering into (i) any short sale of securities of Lightspeed, (ii) any put options, call options or other rights or obligations to buy or sell securities of Lightspeed, (iii) any derivative instruments, agreements or securities, the market price, value or payment obligations of which are derived from, referenced to or based on the value of securities of Lightspeed, and (iv) any other derivative instruments, agreements, arrangements or understandings (commonly known as equity monetization transactions) the effect of which is to alter, directly or indirectly, the director's or officer's economic interest in securities of Lightspeed or economic exposure to the Company.

Clawback Policy

The Company implemented a formal clawback policy concurrently with the closing of the IPO as an additional approach to mitigate compensation risk. The clawback policy enables the Board to require reimbursement of all or a portion of compensation received by an executive officer pursuant to awards made under the Company’s short-term and long-term incentive plans upon material financial restatements due to an executive officer engaging in prohibited conduct causing, in whole or in part, the need for the restatement.

Compensation-Setting Process

The compensation, nominating and governance committee (the "CNG Committee") is responsible for assisting the Board in fulfilling its governance and supervisory responsibilities, and overseeing the Company’s human resources, succession planning, and compensation policies, processes and practices. The CNG Committee also ensures that compensation policies and practices provide an appropriate balance of risk and reward consistent with the Company’s risk profile.

The Board has established a written charter for the CNG Committee setting out its responsibilities for administering the Company’s compensation programs and reviewing and making recommendations to the Board concerning the level and nature of the compensation payable to the directors and executive officers of the Company. The CNG Committee's oversight will include setting objectives, evaluating performance, and ensuring that total compensation paid to the Company’s NEOs and various other key executive officers and key managers is fair, reasonable and consistent with the objectives of the Company’s philosophy and compensation program. The CNG Committee is responsible for reviewing and assessing at least annually the performance, effectiveness and contribution of the Board, Board committees and the directors themselves and reporting on such review and assessment to the Board. This shall include a review of the Board's mandate and the charters of each committee thereof. The CNG Committee will also be responsible for overseeing the onboarding of new directors and continuing education programs for the directors of the Company.

At the end of the most recently completed fiscal year, the CNG Committee was composed of three directors, all of whom are independent directors, namely Patrick Pichette (Chair), Marie-Josée Lamothe and Paul McFeeters. None of the members of the Committee is an acting chief executive officer of another company. The Board of Directors believes that the Committee collectively has the knowledge, experience and background required to fulfill its mandate.

Compensation Consultant

In Fiscal 2019, the Company retained Hugessen, an independent consulting firm, to provide services to the Company in connection with executive officer and director compensation matters for Fiscal 2020, including, among other things, the following:

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COMPENSATION DISCUSSION AND ANALYSIS

●	establishing a peer comparator group of public companies with similar attributes to the Company for the purpose of benchmarking its compensation policies and plans;
●	designing a new equity-based, long-term incentive compensation framework for the executive officers and directors of the Company;
●	setting a compensation program for executives in Fiscal 2020; and
●	designing a compensation structure for non-executive directors.

The Company incurred $55,961 in fees for services rendered by Hugessen in Fiscal 2019 and no fees in Fiscal 2020.

Market Positioning and Benchmarking

As part of the executive compensation review and design process, the CNG Committee established a peer group (the “Comparator Group”) to benchmark compensation. The companies forming part of the Comparator Group identified by the Company are expected to reflect the financial situation of Lightspeed as a publicly-listed organization and to have a complexity of operations and technologies comparable to Lightspeed.

The selection criteria used to determine the composition of the Comparator Group are the following:

●	companies competing for executive and technical software development talent in North America;
●	companies with similar scope and complexity; and
●	companies of similar size, measured by revenue and market capitalization.

The companies forming the Comparator Group meet all or some of the foregoing criteria and are listed below:

Comparator Group
Agilysys, Inc.	Kinaxis Inc.
Cardtronics plc	MINDBODY, Inc.
Cass Information Systems, Inc.	Priority Technology Holdings, Inc.
Everi Holdings Inc.	Solium Capital Inc.
EVO Payments, Inc.	SPS Commerce, Inc.
GreenSky, Inc.	The Descartes Systems Group Inc.
Instructure, Inc.

This Comparator Group, potentially supplemented by other sources of competitive pay information, is an important input in establishing compensation levels and structure for Fiscal 2020 and beyond. The CNG Committee, in accordance with its compensation philosophy, will periodically assess how competitive compensation is in order to make compensation-related decisions.

Principal Elements of Compensation

The compensation of the Company’s executive officers includes three major elements: (i) base salary; (ii) short-term incentives, consisting of annual bonuses or, for certain employment categories, commission-based payments; and (iii) long-term equity incentives, consisting of awards under our equity incentive plans. Perquisites and personal benefits are not a significant element of compensation of the executive officers of the Company. Each compensation component has a different function, but all elements are designed to work in concert to maximize Company and individual performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Base salary is provided as a fixed source of compensation for the Company’s executive officers. Base salaries for executive officers are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions and the market demand for such executive officers. An executive officer's base salary is determined by taking into consideration the executive officer’s total compensation package and the Company's overall compensation philosophy.

Adjustments to base salaries will be determined annually and base salaries may be increased based on factors such as the executive officer's success in meeting or exceeding individual objectives and an assessment of the competitiveness of the then-current compensation. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope or breadth of an executive officer's role or responsibilities, as well as to maintain market competitiveness.

Short-Term Incentive Compensation

The NEOs of the Company, other than Mr. Dasilva, our Chief Executive Officer (“CEO”), and other executive officers are entitled to annual bonuses or commission-based compensation, depending on employee function. Annual bonuses and commission plans are designed to motivate executive officers to meet the Company’s business and financial objectives generally and annual financial performance targets in particular.

On account of his short-term incentive compensation for Fiscal 2020, our CEO, Mr. Dasilva, was granted a fixed number of performance-vesting stock options (the “Performance Options”) with a value equal to half of his then-current annual base salary of C$500,000. The Performance Options vest, upon the CNG Committee’s determination, in its sole discretion, as to Mr. Dasilva’s satisfaction of the performance criteria established therefor by the CNG Committee and in the number determined by the CNG Committee based on such satisfaction. This determination must be made prior to June 30, 2020 and any Performance Options that remain unvested from the grant after such determination by the CNG Committee are automatically cancelled and forfeited. Detailed information about the performance criteria established by the CNG Committee for the Performance Options can be found in the Compensation Discussion and Analysis in the section entitled "CEO Performance-Based Compensation".

Long-Term Incentive Compensation

Equity-based awards are a variable element of compensation that allows the Company to incentivize and retain its executive officers for their sustained contributions to the Company. Equity awards reward performance and continued employment by an executive officer, with associated benefits to us of attracting and retaining employees. We believe that options, restricted share units (“RSUs”) and performance share units (“PSUs”) provide executive officers with a strong link to long-term corporate performance and the creation of shareholder value. In connection with the grants of equity-based awards, the CNG Committee determines the grant size and terms to be recommended to the Board. As part of their annual review of the Company’s compensation practices, the CNG Committee and the Board determine the precise structure of long-term incentive compensation both in terms of quantum and instrument mix. For Fiscal 2020, the NEOs of the Company and other executive officers each received long-term incentive compensation grants equal to their base salary and comprised half of stock options and half of RSUs, except that Mr. Dasilva, the Company’s CEO, received a long-term incentive compensation grant equal to two times his then-base salary and comprised half of stock options and half of RSUs.

CEO Share Ownership Guidelines

The Board has adopted share ownership guidelines with effect as of May 29, 2019 pursuant to which the CEO is required to own, directly or indirectly, a minimum of securities of the Company representing an amount equivalent in value to five times his or her annual base salary, through multiple voting shares, subordinate voting shares, or restricted share units (options are not included in the calculation of the CEO’s share ownership requirements), such ownership to be achieved within five years of the later of (i) the date these guidelines were adopted by the Board, (ii) the date the CEO was first appointed to the role of CEO, and (iii) solely with respect to any increase in the base salary of the CEO, the date such increase is effective. While at the time of the adoption of the CEO share ownership guidelines by the Board, our CEO, Mr. Dasilva, was earning an annual base salary of C$500,000, Mr. Dasilva agreed to a temporary and voluntary reduction of his annual base salary to C$1 in response to the global pandemic caused by COVID-19, which voluntary reduction was retroactive to January 1, 2020. Notwithstanding this voluntary reduction in his base salary, Mr. Dasilva continues to own, directly or indirectly, 14,667,922 multiple voting shares of the Company, putting him in excess of five times the annual base salary to which he was entitled at the time of the adoption of the CEO share ownership guidelines.

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COMPENSATION DISCUSSION AND ANALYSIS

The below chart sets out the total market value of the equity owned, directly or indirectly, by Mr. Dasilva as of March 31, 2020.

Multiple of Base Salary[1]	Minimum Equity Ownership Level Required[1] ($)	Multiple Voting Shares	Market Value of Multiple Voting Shares[2] ($)	Stock Options	Market Value of Unexercised In-the-Money Options[3] ($)	RSUs	Market Value of RSUs[2] ($)	Market Value of Equity[4] ($)	% of Achievement[5]
5x	1,762,250	14,667,922	196,862,523	78,864[6]	0	16,512[7]	221,612	197,084,135	11,184%

1.	Represents five times Mr. Dasilva’s base salary of C$500,000 converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.
2.	Based on a price of C$19.04 per subordinate voting share, being the closing price of the subordinate voting shares on the TSX on March 31, 2020, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.
3.	The value of unexercised in-the-money options is calculated based on the difference between the strike price of the option and the closing price of the subordinate voting shares on the TSX on March 31, 2020, being C$19.04 per subordinate voting share, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.
4.	Market value of equity is the sum of (a) the value of subordinate voting shares and (b) the value of RSUs that have not yet been paid out or distributed calculated based on the value of the subordinate voting shares, in each case where the value of the subordinate voting shares is based on a price of C$19.04 per subordinate voting share, being the closing price of the subordinate voting shares on the TSX on March 31, 2020, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020. Stock options are excluded from this calculation since we do not count them towards the calculation of the CEO’s share ownership guidelines.
5.	The percent of achievement is calculated by dividing the market value of Mr. Dasilva’s multiple voting shares and RSUs by five times his annual salary of C$500,000, then expressing the total as a percentage of the minimum ownership requirement applicable to such Outside Director. Stock options are excluded from the calculation of the CEO share ownership requirements.
6.	On June 11, 2019, Mr. Dasilva received grants of (a) 52,576 options to acquire subordinate voting shares at an exercise price of C$30.28 per subordinate voting share as part of his annual long-term incentive plan grant, and (b) 26,288 performance-vesting options to acquire subordinate voting shares at an exercise price of C$30.28 per subordinate voting share as his annual short-term incentive plan. See “Executive Compensation – Compensation Discussion and Analysis – Principal Elements of Compensation – Short-Term Incentive Compensation” for a description of the performance-vesting stock options.
7.	On June 11, 2019, Mr. Dasilva received a grant of 16,512 RSUs as part of his annual long-term incentive plan grant.

Equity Incentive Plans

In 2012, the Company established its 2012 option plan (which was amended in 2015 and 2019) (the "2012 Legacy Option Plan"). In 2016, in connection with the grant of options to two senior executives of the Company, the Company established its 2016 option plan (which was amended in 2019) (the "2016 Legacy Option Plan" and, together with the 2012 Legacy Option Plan, the "Legacy Option Plans").

The Legacy Option Plans were amended concurrently with the closing of the IPO such that outstanding options granted thereunder are exercisable for subordinate voting shares and no further awards can be made under the Legacy Option Plans. At the same time, the Company adopted an omnibus incentive plan which allows the Board to grant long-term equity-based awards to eligible participants. This omnibus incentive plan was amended and restated on November 18, 2019 to give effect to certain housekeeping amendments (the "Amended and Restated Omnibus Incentive Plan").

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COMPENSATION DISCUSSION AND ANALYSIS

On May 29, 2019, the Board exercised its discretion under the 2012 Legacy Option Plan to accelerate the vesting of 18,750 options previously granted to Jerome Laredo, then the Company’s Senior Vice-President of EMEA, so that they would vest on September 30, 2019, his last day of employment. Additionally, the Board granted an extension to the termination date of all options exercisable by Mr. Laredo as of his last date of employment so that all such options would remain exercisable by Mr. Laredo until December 31, 2019 instead of October 30, 2019. These measures were taken to incentivize Mr. Laredo to continue his employment through September 30, 2019. On the same date, the Board also waived the cancellation of 469 options under the 2012 Legacy Option Plan held by an employee, subject to the employee resuming employment with the Company prior to December 31, 2019.

On February 17, 2020, the Company adopted a sub-plan to the Amended and Restated Omnibus Incentive Plan to facilitate future grants of awards to persons resident in the United Kingdom (the “UK Sub-Plan”).

On February 28, 2020, the Board exercised its discretion under the Amended and Restated Omnibus Incentive Plan to amend the vesting schedules of an aggregate of 2,102,044 options that had been granted on March 7, June 11, August 19 and 26, and November 18, 2019 and of 68,125 RSUs that had been granted on June 11, August 19 and November 18, 2019, in each case under the Amended and Restated Omnibus Incentive Plan. Pursuant to these new vesting schedules, with respect to option, 25% of each grant of options vests on the first anniversary of their respective grant date and one thirty-six of the remaining options of each grant vest on each monthly anniversary of their respective grant dates thereafter, and with respect to RSUs, 30% of each grant of RSUs vests on the first anniversary of the relevant grant date and one eighth of the remaining RSUs vests on each quarterly anniversary of the relevant grant date thereafter.

On June 1, 2020 the Board exercised its discretion under the Amended and Restated Omnibus Incentive Plan to amend: (i) the vesting schedules of 574,460 options granted on August 26, 2019, November 18, 2019 and February 28, 2020 to eligible participants, such that 20% of the options vest on the first anniversary of their respective grant date, 50% of the options vest in equal monthly installments on each of the next 24 monthly anniversaries of the grant date, and the remaining 30% of the options vest in equal monthly installments on each of the next 12 monthly anniversaries of the grant date; (ii) the performance criteria for vesting of an aggregate of 56,482 PSUs granted on February 28, 2020 to 4 non-insider employees that are eligible participants, such that a portion of these PSUs would vest upon the satisfaction of milestones relating to marketing and product integrations; and (iii) RSU agreements of an aggregate of 72,636 RSUs previously granted to eligible participants, to clarify the settlement date of these granted RSUs such that participants may request a settlement date for any number of vested RSUs by requesting settlement on the participant’s desired settlement date using the equity platform facilities provided from time to time by the Company, subject to certain conditions including acceptance of the request by the Company.

The TSX has confirmed that the above-mentioned amendments are in compliance with the amendment provisions of the Amended and Restated Omnibus Incentive Plan, and that these amendments do not require security holder approval.

At the Meeting, the Company proposes to further amend the Amended and Restated Omnibus Incentive Plan to convert it from a “fixed plan” to a “rolling plan”. See “Business of the Meeting – Conversion of the Company’s Amended and Restated Omnibus Incentive Plan”.

In addition to the Amended and Restated Omnibus Incentive Plan and the Legacy Option Plans, the Company has granted equity -based awards without shareholder approval in compliance with an allowance under the rules of the TSX as an inducement for such individuals to enter into a contract of full-time employment with the Company. In connection with Mr. Texier joining the Company as Chief Product Officer, on August 19, 2019, he received grants of (a) 300,000 options to acquire subordinate voting shares at an exercise price of C$41.01 per subordinate voting share and (b) 4,877 RSUs. In connection with Mr. Valeriano joining the Company as Senior Vice President and Managing Director of EMEA, on February 28, 2020, he received a grant of 200,000 options to acquire subordinate voting shares at an exercise price of C$35.45 per subordinate voting share. The foregoing awards are subject to the terms and conditions of the Amended and Restated Omnibus Incentive Plan, though a separate share reserve is maintained for issuances in connection with the exercise or settlement of such awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Amended and Restated Omnibus Incentive Plan

The Amended and Restated Omnibus Incentive Plan allows for a variety of equity-based awards that provide different types of incentives to be granted to our directors, executive officers, employees and consultants, including options, RSUs, PSUs and deferred share units ("DSUs"), collectively referred to as "awards". The Board will initially be responsible for administering the Amended and Restated Omnibus Incentive Plan and may delegate its responsibilities thereunder. The following discussion is qualified in its entirety by the full text of the Amended and Restated Omnibus Incentive Plan.

The Board, in its sole discretion, from time to time designates the directors, executive officers, employees and consultants to whom awards shall be granted and determine, if applicable, the number of subordinate voting shares to be covered by such awards and the terms and conditions of such awards.

As at June 24, 2020, subordinate voting shares issuable pursuant to equity-based awards granted to employees and other eligible participants, excluding directors and executive officers of the Company, represented approximately 50.1% of the total number of subordinate voting shares issuable pursuant to all outstanding equity-based awards of the Company under the Amended and Restated Omnibus Incentive Plan and the Legacy Option Plans. During Fiscal 2020, employees and other eligible participants, excluding directors and executive officers of the Company, received equity-based awards pursuant to which were issuable subordinate voting shares representing approximately 57.2% of the total number of subordinate voting shares issuable pursuant to all equity-based awards of the Company granted in Fiscal 2020. In addition, the Company expects to continue to allocate a meaningful proportion of its equity -based awards to broad-based employees other than directors and executive officers of the Company as part of the Company’s ongoing annual granting activities and this is a core part of the Company’s compensation philosophy.

Shares Reserved for Issuance

The number of subordinate voting shares reserved for issuance under the Amended and Restated Omnibus Incentive Plan and the Legacy Option Plans, collectively, was 8,700,311 as of March 31, 2020 (representing approximately 9.44% of the issued and outstanding subordinate voting shares and multiple voting shares as at that date), of which 1,438,340 remained available for grant. In Fiscal 2020, an aggregate of 3,692,062 awards were granted under the Omnibus Incentive Plan or without shareholder approval in compliance with an allowance under the rules of the TSX as an inducement for certain individuals to enter into a contract of full-time employment with the Company, representing 4.00% of the issued and outstanding subordinate voting shares and multiple voting shares of the Company as of March 31, 2020. Subordinate voting shares underlying options terminated, surrendered or cancelled under the Legacy Option Plans are available for issuance under the Amended and Restated Omnibus Incentive Plan. If an outstanding award under the Legacy Option Plans or the Amended and Restated Omnibus Incentive Plan expires or is terminated, surrendered or cancelled for any reason without having been exercised or settled in full, or if subordinate voting shares acquired pursuant to an award subject to forfeiture are forfeited, the subordinate voting shares covered by such award, if any, will again be available for issuance under the Amended and Restated Omnibus Incentive Plan. Subordinate voting shares will not be deemed to have been issued pursuant to the Amended and Restated Omnibus Incentive Plan with respect to any portion of an award that is settled in cash.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table sets out the annual burn rate for Fiscal 2020 for each of the Amended and Restated Omnibus Incentive Plan and the equity incentive plans not approved by security holders:

Burn Rate[1]	March 31. 2020
Amended and Restated Omnibus Incentive Plan	3.71%
Equity Incentive Plans not Approved by Securityholders[2]	0.59%

1.	The burn rates in the above table represent the number of equity incentives granted under the respective plans during Fiscal 2020 divided by the weighted average number of subordinate voting shares and multiple voting shares issued and outstanding for Fiscal 2020.
2.	The foregoing awards are subject to the terms and conditions of the Amended and Restated Omnibus Incentive Plan, though the awards were granted without shareholder approval in compliance with an allowance under the rules of the TSX as an inducement for such individuals to enter into a contract of full-time employment with the Company.

At the Meeting, the Company proposes to amend the Amended and Restated Omnibus Incentive Plan to convert it from a “fixed plan” to a “rolling plan”, whereby the maximum number of subordinate voting shares which may be reserved and set aside for issuance under such plan and the Legacy Option Plans would be changed from a fixed maximum number of subordinate voting shares to a maximum aggregate number of subordinate voting shares equal to 15% of all subordinate voting shares and multiple voting shares issued and outstanding from time to time, on a non-diluted basis. See “Business of the Meeting – Conversion of the Company’s Amended and Restated Omnibus Incentive Plan” for additional details.

Insider Participation Limit

The aggregate number of subordinate voting shares issuable to insiders and their associates at any time under the Amended and Restated Omnibus Incentive Plan, the Legacy Option Plans or any other proposed or established share compensation arrangement, shall not exceed 10% of the issued and outstanding subordinate voting shares and multiple voting shares, and the aggregate number of subordinate voting shares issued to insiders and their associates under the Amended and Restated Omnibus Incentive Plan, the Legacy Option Plans or any other proposed or established share compensation arrangement within any one-year period shall not exceed 10% of the issued and outstanding subordinate voting shares and multiple voting shares.

Non-Employee Director Participation Limit

The aggregate number of subordinate voting shares issuable to non-employee directors at any time under the Amended and Restated Omnibus Incentive Plan, the Legacy Option Plans or any other proposed or established share compensation arrangement, shall not exceed 1% of the issued and outstanding subordinate voting shares and multiple voting shares.

Options

All options granted under the Amended and Restated Omnibus Incentive Plan have an exercise price determined and approved by the Board at the time of grant, which shall not be less than the market price of the subordinate voting shares on the date of the grant. For purposes of the Amended and Restated Omnibus Incentive Plan, the market price of the subordinate voting shares as at a given date shall be the volume weighted average trading price on the TSX for the five trading days before such date.

Subject to any vesting conditions set forth in a participant’s grant agreement, an option shall be exercisable during a period established by the Board which shall not be more than ten years from the grant of the option. The Amended and Restated Omnibus Incentive Plan provides that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a blackout period. In such cases, the extended exercise period shall terminate ten business days after the last day of the blackout period. The Board may, in its discretion, provide for procedures to allow a participant to elect to undertake a "cashless exercise" or a "net exercise" in respect of options.

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COMPENSATION DISCUSSION AND ANALYSIS

Share Units

The Board is authorized to grant RSUs, PSUs and DSUs evidencing the right to receive subordinate voting shares (issued from treasury or purchased on the open market), cash based on the value of a subordinate voting share or a combination thereof at some future time to eligible persons under the Amended and Restated Omnibus Incentive Plan. Although DSUs may be available for grant to directors, executive officers, employees and consultants, the Company currently only grants DSUs as a form of non-executive director compensation.

RSUs generally become vested, if at all, following a period of continuous employment. PSUs are similar to RSUs, but their vesting is, in whole or in part, conditioned on the attainment of specified performance metrics as may be determined by the Board. The terms and conditions of grants of RSUs and PSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these awards will be set out in the participant’s grant agreement.

Subject to the achievement of the applicable vesting conditions, the payout of an RSU or PSU will generally occur on the settlement date. The payout of a DSU will generally occur upon or following the participant ceasing to be a director, executive officer, employee or consultant of the Company, subject to satisfaction of any applicable conditions.

Dividend Share Units

If, as the case may be, dividends (other than share dividends) are paid on the subordinate voting shares and multiple voting shares, additional share unit equivalents ("Dividend Share Units") will be automatically granted to each participant who holds RSUs, PSUs or DSUs on the record date for such dividends, and be subject to the same vesting or other conditions applicable to the related RSUs, PSUs or DSUs, as applicable.

Adjustments

In the event of any subdivision, consolidation, reclassification, reorganization or any other change affecting the subordinate voting shares, or any merger or amalgamation with or into another corporation, or any distribution to all security holders of cash, evidences of indebtedness or other assets not in the ordinary course, or any transaction or change having a similar effect, the Board shall in its sole discretion, subject to the required approval of any stock exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the participants in respect of awards under the Amended and Restated Omnibus Incentive Plan, including, without limitation, adjustments to the exercise price, the number and kind of securities subject to unexercised awards granted prior to such change and/or permitting the immediate exercise of any outstanding awards that are not otherwise exercisable.

Change of Control

A participant’s grant agreement or any other written agreement between a participant and us may provide, where applicable, that unvested awards be subject to acceleration of vesting and exercisability in certain circumstances, including in the event of certain change of control transactions. In the event of a change of control, the Board will have the power, in its sole discretion, to modify the terms of the Amended and Restated Omnibus Incentive Plan and/or the awards granted thereunder (including to cause the vesting of all unvested awards) to assist the participants to tender into a take -over bid or any other transaction leading to a change of control. In such circumstances, the Board shall be entitled to, in its sole discretion, provide that any or all awards shall terminate, provided that any such outstanding awards that have vested shall remain exercisable until consummation of such change of control, and/or permit participants to conditionally exercise awards.

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COMPENSATION DISCUSSION AND ANALYSIS

The Board may at its discretion accelerate the vesting, where applicable, of any outstanding awards notwithstanding the previously established vesting schedule, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration or, subject to applicable regulatory provisions and shareholder approval, extend the expiration date of any award, provided that the period during which an option is exercisable does not exceed ten years from the date such option is granted or that the period relating to RSUs and PSUs does not exceed three years.

Trigger Events

The Amended and Restated Omnibus Incentive Plan provides that upon the termination for cause of a participant, any awards granted to such participant, whether vested or unvested, shall automatically terminate. The Amended and Restated Omnibus Incentive Plan further provides that upon a participant the termination without cause of a participant, or upon the resignation or retirement of a participant, (i) the Board may determine, in its sole discretion, that a portion of the PSUs, RSUs and/or DSUs granted to such participant shall immediately vest and be settled, (ii) all unvested option shall be forfeited, and (iii) vested options shall remain exercisable until the earlier of 90 days (30 days for a resignation or retirement) after the termination date or the expiry date of the options. Finally, upon a participant’s termination of employment as a result of death or disability, (i) all rights, title and interest in the options granted to such participant which are unvested will continue to vest in accordance with the terms of the Amended and Restated Omnibus Incentive Plan and the participant’s grant agreement, for a period of up to two years, (ii) vested options (including such options that vest during the period following the termination date) will remain exercisable until the earlier of (A) two years after the termination date, and (B) the expiry date of the options, and (iii) a portion of PSUs, RSUs and/or DSUs granted to the participant will immediately vest and be settled, as determined by the Board and subject to certain exceptions.

Amendments and Termination

The Board is entitled to suspend or terminate the Amended and Restated Omnibus Incentive Plan at any time, or from time to time amend or revise the terms of the Amended and Restated Omnibus Incentive Plan or of any granted award, provided that no such suspension, termination, amendment or revision will be made, (i) except in compliance with applicable law and with the prior approval, if required, of the shareholders, the TSX or any other regulatory body having authority over the Company, and (ii) if it would adversely alter or impair the rights of any participant, without the consent of the participant except as permitted by the terms of the Amended and Restated Omnibus Incentive Plan, provided however, subject to any applicable rules of the TSX, the Board may from time to time, in its absolute discretion and without the approval of shareholders, make, amongst others, the following amendments to the Amended and Restated Omnibus Incentive Plan or any outstanding award:

●	any amendment to the vesting provisions, if applicable, or assignability provisions of awards;

●	any amendment to the expiration date of an award that does not extend the terms of the award past the original date of expiration for such award;

●	any amendment regarding the effect of termination of a participant’s employment or engagement;

●	any amendment to the terms and conditions of grants of PSUs, RSUs or DSUs, including the performance criteria, as applicable, the type of award, grant date, vesting periods, settlement date and other terms and conditions with respect to the awards;

●	any amendment which accelerates the date on which any award may be exercised or payable, as applicable, under the Omnibus Incentive Plan;

●	any amendment to the definition of an eligible participant under the Amended and Restated Omnibus Incentive Plan (other than with respect to eligible participants who are eligible to receive an award of options issued under the Amended and Restated Omnibus Incentive Plan as incentive stock options intended to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986);

●	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

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COMPENSATION DISCUSSION AND ANALYSIS

●	any amendment of a "housekeeping" nature, including, without limitation, to clarify the meaning of an existing provision of the Amended and Restated Omnibus Incentive Plan, correct or supplement any provision of the Amended and Restated Omnibus Incentive Plan that is inconsistent with any other provision of the Amended and Restated Omnibus Incentive Plan, correct any grammatical or typographical errors or amend the definitions in the Amended and Restated Omnibus Incentive Plan;

●	any amendment regarding the administration of the Amended and Restated Omnibus Incentive Plan;

●	any amendment to add a provision permitting the grant of awards settled otherwise than with shares issued from treasury;

●	any amendment to add a cashless exercise feature or net exercise procedure;

●	any amendment to add a form of financial assistance; and

●	any other amendment that does not require the approval of the holders of subordinate voting shares pursuant to the amendment provisions of the Amended and Restated Omnibus Incentive Plan.

For greater certainty, the Board is required to obtain shareholder approval to make the following amendments:

●	any increase in the maximum number of subordinate voting shares issuable pursuant to the Amended and Restated Omnibus Incentive Plan;

●	except for adjustments permitted by the Amended and Restated Omnibus Incentive Plan, any reduction in the exercise price of an option or any cancellation of an option and replacement of such option with an option with a lower exercise price, to the extent such reduction or replacement benefits an insider;

●	any extension of the term of an award beyond its original expiry date, to the extent such amendment benefits an insider;

●	any increase in the maximum number of subordinate voting shares that may be issuable to insiders pursuant to the insider participation limit;

●	any amendment which (i) increases the maximum number of shares that may be issuable upon exercises of options issued under the Amended and Restated Omnibus Incentive Plan as incentive stock options intended to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986 or (ii) which modifies the definition of eligible participant used for purposes of determining eligibility for the grant of an incentive stock option; and

●	any amendment to the amendment provisions of the Amended and Restated Omnibus Incentive Plan.

Except as specifically provided in a grant agreement approved by the Board, awards granted under the Amended and Restated Omnibus Incentive Plan are generally not transferable other than by will or the laws of succession. The Company currently does not provide any financial assistance to participants under the Amended and Restated Omnibus Incentive Plan.

At the Meeting, the Company proposes to further amend the Amended and Restated Omnibus Incentive Plan to convert it from a “fixed plan” to a “rolling plan”. See “Business of the Meeting – Conversion of the Company’s Amended and Restated Omnibus Incentive Plan”.

Legacy Option Plans

The Company has previously granted options to acquire common shares to certain directors, officers, employees and consultants under the Legacy Option Plans. The terms and conditions of the Legacy Option Plans are substantially identical, save for certain minor variations in respect of, notably, eligible participants, shares reserved for issuance and change of control provisions. The Legacy Option Plans were amended such that options to acquire common shares constitute options to purchase an equal number of subordinate voting shares at the same exercise price, once applicable options are otherwise vested and exercisable. The following discussion is qualified in its entirety by the full text of the Legacy Option Plans. No additional options will be granted under the Legacy Option Plans.

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COMPENSATION DISCUSSION AND ANALYSIS

The 2012 Legacy Option Plan allows for the grant of options to the directors, officers, full-time, part-time and contract employees and consultants of the Company and its affiliates. The 2016 Legacy Option Plan only allows for the grant of options to directors and officers. The Board is responsible for administering the Legacy Option Plans and may delegate its responsibilities to a committee thereof. Under the Legacy Option Plans, the Board has the sole and complete authority, in its discretion, to determine the individuals to whom options may be granted and to grant options in such amounts and, subject to the provisions of the Legacy Option Plans, on such terms and conditions as it determines including: (i) the time or times at which options may be granted, (ii) the exercise price, (iii) the time or times when each option becomes exercisable and the duration of the exercise period (provided however that the exercise period may not exceed 10 years), (iv) whether restrictions or limitations are to be imposed on the shares underlying options and the nature of such restrictions or limitations and (v) any acceleration of exercisability or waiver of termination regarding any option.

Unless otherwise specified by the Board, an option granted under the Legacy Option Plans expires on the seventh anniversary of the grant, provided however that the maximum exercise period for an option cannot exceed ten years after the date of grant. Unless otherwise specified by the Board, under the 2012 Legacy Option Plan, 25% of an option grant will vest on each of the first, second, third and fourth anniversary of the grant date, whereas under the 2016 Legacy Option Plan, 25% of an option grant will vest on the first anniversary of the grant date and a fraction equal to 1/48th of the balance will vest on the first day of each calendar month following the first anniversary of the grant date.

Adjustments

The Legacy Option Plans also provide that, in connection with a subdivision or consolidation of shares of the Company or any other capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or an amalgamation, combination, merger or other reorganization involving the Company by exchange of subordinate voting shares, including by sale or lease of assets or otherwise the Board may make certain adjustments to outstanding options and authorize such steps to be taken as may be equitable and appropriate to that end.

Trigger Events; Change of Control

The Legacy Option Plans provides that certain events, including termination for cause, termination without cause, retirement, disability or death, may trigger forfeiture or reduce the exercise period, where applicable, of the option, subject to the terms of the participant’s agreement. The Board may, in its discretion, at any time prior to or following such events, permit the exercise of any or all options held by the participant in the manner and on the terms authorized by the Board. In the event of certain change of control transactions, the Board may (i) provide that all outstanding vested options shall be cancelled and terminated and that in connection therewith, participants will receive a cash payment equal to the difference, if any, between the consideration received by the shareholders of the Company in respect of a share in connection with such transaction and the purchase price per share, multiplied by the number of options held, (ii) extend the exercise period of outstanding vested options (but not beyond 10 years from the grant date), (iii) terminate any outstanding unvested options, (iv) accelerate the vesting of any or all outstanding options, (v) accelerate the vesting of any or all outstanding options and provide that such options are fully vested and conditionally exercisable upon (or prior to) the completion of the transaction, or (vi) take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding options into substitute or replacement options of similar value or greater value from, or the assumption of outstanding options by, the entity participating in or resulting from the transaction. The 2016 Legacy Option Plan further provides that if at any time between the time the Company enters into a definitive agreement providing for a change of control and the closing thereof, or within 12 months thereafter, the participant is terminated without cause or resigns for good reason, 100% of the options held by such participant will accelerate and be deemed vested and exercisable, subject to the participant’s continuing compliance with his or her obligations to the Company. Upon a change of control, any vested options granted under the 2016 Legacy Option Plan will be sold or exchanged (or exercised and the shares issued on such exercise will be sold or exchanged) for substantially the same consideration as the shares for which the options are exercised, subject to appropriate adjustments to account for the exercise price thereof.

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COMPENSATION DISCUSSION AND ANALYSIS

Amendments and Termination

The Board may, without notice, at any time from time to time, amend, suspend or terminate the Legacy Option Plans or any provisions thereof in such respects as it, in its sole discretion, determines appropriate, except that it may not without the consent of the participant (or the representatives of his or her estate) alter or impair any rights or obligations arising from any option previously granted to such participant under the Legacy Option Plans that remains outstanding.

Options granted under the Legacy Option Plans are generally not transferable other than to limited permitted assigns. The Company currently does not provide any financial assistance to participants under the Legacy Option Plans.

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COMPENSATION DISCUSSION AND ANALYSIS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides a summary, as at March 31, 2020, of the securities granted under each of the Company’s equity incentive plans:

Plan Category[1]	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Incentive Plans (Including Securities Appearing in the First Column)
Equity Incentive Plans Approved by Securityholders:
Amended and Restated Omnibus Incentive Plan	3,376,464[2]	C$31.12	1,438,340 [3]
Legacy Option Plans[4]	3,885,507[5]	$4.39	-
Equity Incentive Plans not Approved by Securityholders[6]	504,877	C$38.41	-
Total:	7,766,848		1,438,340[3]

1.	See “Executive Compensation – Compensation Discussion and Analysis – Equity Incentive Plans” for a description of the terms of the Amended and Restated Omnibus Incentive Plan, the Legacy Option Plans and the equity incentive plans not approved by securityholders.

2.	Represents approximately 3.66% of the issued and outstanding subordinate voting shares and multiple voting shares as at March 31, 2020.

3.	Assumes that all outstanding RSUs, PSUs and DSUs are settled in treasury shares. Represents approximately 1.56% of the issued and outstanding subordinate voting shares and multiple voting shares as at March 31, 2020. The subordinate voting shares reserved for issuance under the Amended and Restated Omnibus Incentive Plan are reserved for the exercise of options and the settlement of RSUs, PSUs and DSUs with subordinate voting shares issued from treasury.

4.	As part of the pre-closing capital changes effected in connection with closing of the IPO, each of the Legacy Option Plans was amended such that, as of March 15, 2019, no further awards would be made thereunder.

5.	Represents approximately 4.21% of the issued and outstanding subordinate voting shares and multiple voting shares as at March 31, 2020.

6.	In connection with Mr. Texier joining the Company as Chief Product Officer, on August 19, 2019, he received grants of (a) 300,000 options to acquire subordinate voting shares at an exercise price of C$41.01 per subordinate voting share and (b) 4,877 RSUs. In connection with Mr. Valeriano joining the Company as Senior Vice President and Managing Director of EMEA, on February 28, 2020, he received a grant of 200,000 options to acquire subordinate voting shares at an exercise price of C$35.45 per subordinate voting share. The foregoing awards are subject to the terms and conditions of the Amended and Restated Omnibus Incentive Plan, though the awards were granted without shareholder approval in compliance with an allowance under the rules of the TSX as an inducement for such individuals to enter into a contract of full-time employment with the Company.

The table above does not take into account the further amendments to the Amended and Restated Omnibus Incentive Plan to be considered at the Meeting for purposes of converting such plan from a “fixed plan” to a “rolling plan”, and whereby the maximum number of subordinate voting shares which may be reserved and set aside for issuance under such plan and the Legacy Option Plans would be changed from a fixed maximum number of subordinate voting shares to a maximum aggregate number of subordinate voting shares equal to 15% of all subordinate voting shares and multiple voting shares issued and outstanding from time to time, on a non-diluted basis (representing approximately 13,945,560 subordinate voting shares as at June 24, 2020). See “Business of the Meeting – Conversion of the Company’s Amended and Restated Omnibus Incentive Plan” for additional details.

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COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers’ Compensation

Summary Compensation Table

The following table sets out information concerning the Fiscal 2020 compensation paid to or awarded to the NEOs. The total cost of compensation of our NEOs represents 5.98% of revenue in Fiscal 2020.

Name	Year	Salary [1,2] ($)	Share- Based Awards [1,3] ($)	Option- Based Awards [1,4] ($)	Non-Equity Incentive Plan Compensation		Pension Value	All Other Compensation [1,6,7] ($)	Total Compensation
					Annual Incentive Plans[1,5] ($)	Long-Term Incentive Plans[1] ($)
Dax Dasilva Chief Executive Officer	2020	238,364	352,450	528,675[8]	-		-	2,708	1,122,197
	2019	292,641					-	658	293,298
	2018	302,965					-		302,965
	2017	293,007					-		293,007
	2016	300,339					-		300,339
Brandon Nussey Chief Financial Officer	2020	275,318	140,980	140,980	70,490	-	-	20,775	648,543
	2019	261,905			74,830		-	5,775	342,510
Jean Paul Chauvet President	2020	238,514	123,358	123,358	181,869	-	-	3,540	670,639
	2019	228,951		1,866,805	234,251		-	860	2,330,867
Jim Texier[9] Chief Product Officer	2020	139,489	140,980	3,484,259[10]	61,001		-	9,103	3,834,832
Julian Teixeira	2020	144,925	79,301	565,876[11]	145,880			376	936,358
Senior Vice President of Global Sales	2019	131,525		99,681	182,538	-	-	624	414,368

1.	The base salaries, share-based awards, option-based awards, annual incentive and all other compensation of our NEOs are paid in Canadian dollars. Except where noted below, the 2020 amounts reported in the above table have been converted to U.S. dollars using an exchange rate of 0.7049, being the average rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020. The 2019 amounts reported in the above table have been converted to U.S. dollars using an exchange rate of 0.7483, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 29, 2019. The 2018 amounts reported in the above table have been converted to U.S. dollars using an exchange rate of 0.7747, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 28, 2018. The 2017 amounts reported in the above table have been converted to U.S. dollars using an exchange rate of 0.7513, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2017. The 2016 amounts reported in the above table have been converted to U.S. dollars using an exchange rate of 0.7701, being the daily rate of exchange posted by the CanadianForex Limited. for conversion of Canadian dollars into U.S. dollars on March 31, 2016.

2.	The 2020 amounts reported in the table above represent a base salary of C$338,153 for Mr. Dasilva (which includes a voluntary reduction in salary taken by Mr. Dasilva in response to the COVID-19 pandemic, which voluntary reduction was retroactive to January 1, 2020), C$390,577 for Mr. Nussey, C$338,365 for Mr. Chauvet, C$1,197,885 for Mr. Texier and C$205,597 for Mr. Teixeira.

3.	Represents grants of RSUs made to Messrs. Dasilva, Chauvet, Nussey and Teixeira under the Amended and Restated Omnibus Incentive Plan, and with respect to Mr. Texier, in compliance with an allowance under the rules of the TSX, as an inducement for him to enter into a contract of full-time employment with the Company. Amounts shown in this column represent the grant date fair value of RSUs. The grant date fair value of an award is equal to the volume weighted average trading price on the TSX for the five days prior to the grant date and differs from the accounting fair value determined in accordance with IFRS 2 Share-based Payment which is calculated based on the closing price of the shares on the TSX on the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

4.	Represents grants of options made to Messrs. Dasilva, Chauvet, Nussey and Teixeira under the Amended and Restated Omnibus Incentive Plan, and with respect to Mr. Texier, in compliance with an allowance under the rules of the TSX as an inducement for him to enter into a contract of full-time employment with the Company. Amounts shown have been calculated using the Black-Scholes method based on the volume weighted average trading price on the TSX for the five trading days prior to the grant date. The fair value on the grant date is different from the value determined in accordance with IFRS 2 Share-based Payment because the accounting fair value determined in accordance therewith is calculated based on the closing price of the shares on the TSX on the grant date as opposed to the volume weighted average trading price on the TSX for the five trading days prior to the grant date.

5.	The 2020 amounts reported in the table above represent bonuses of C$100,000 for Mr. Nussey and C$86,538 for Mr. Texier; and commission payments of C$258,006 for Mr. Chauvet and C$206,951 for Mr. Teixeira under the Company’s Sales Commission Plan.

6.	None of NEOs are entitled to perquisites or other personal benefits which, in the aggregate, are worth over $50,000 or over 10% of their base salary.

7	Amounts shown in this column for Fiscal 2020 include Company-paid life, accidental death and dismemberment, medical, dental and dependent life insurance premiums of C$3,842, C$5,024, C$5,022, C$2,913 and C$533 on behalf of Messrs. Dasilva, Nussey, Chauvet, Texier and Teixeira, respectively, which amounts were converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020. For Messrs. Nussey and Texier, the amount also includes a company contribution of C$5,248 and C$10,000, respectively, to a registered retirement savings plan. For Mr. Nussey, the amount also includes a includes a gross-up reimbursement of C$19,200 on account of payment of taxes.

8.	Represents a grant of 26,288 Performance Options at an exercise price of C$30.28 per subordinate voting share on account of Mr. Dasilva’s annual short-term incentive plan compensation, and a grant of 52,576 options at an exercise price of C$30.28 per subordinate voting share on account of Mr. Dasilva’s annual long-term incentive plan compensation, in each case on June 11, 2019. See “Executive Compensation – Compensation Discussion and Analysis – Principal Elements of Compensation – Short-Term Incentive Compensation” for a description of the performance-vesting stock options.

9.	Mr. Texier joined the Company September 9th, 2019.

10.	Represents a grant of 300,000 options made to Mr. Texier at an exercise price of C$41.01 per subordinate voting share on August 19, 2019 in compliance with an allowance under the rules of the TSX as an inducement for him to enter into a contract of full-time employment with the Company. This amount has been converted to U.S. dollars using an exchange rate of 0.751, being the average rate of exchange posted by the Thomson Reuters for conversion of Canadian dollars into U.S. dollars on August 19, 2019.

11.	Represents a grant of 11,829 options made to Mr. Teixeira at an exercise price of C$30.28 per subordinate voting share on account of his long-term incentive plan compensation on June 11, 2019 and an additional grant of 50,000 options made to Mr. Teixeira at an exercise price of C$35.45 per subordinate voting share on February 28, 2020. Amounts have been converted to U.S. dollars using exchange rates of 0.753 and 0.746, respectively, being the average rate of exchange posted by Thomson Reuters for conversion of Canadian dollars into U.S. dollars on June 11, 2019 and February 28, 2020, respectively.

CEO Performance-Based Compensation

On account of his short-term incentive compensation for Fiscal 2020, our CEO, Mr. Dasilva, was granted a fixed number Performance Options. The Performance Options vest, upon the CNG Committee’s determination, in its sole discretion, as to Mr. Dasilva’s satisfaction of the performance criteria established therefor by the CNG Committee and in the number determined by the CNG Committee based on such satisfaction. The performance criteria were aligned to the Company’s four strategic priorities for Fiscal 2020 – investing in our people, customer success, innovation and differentiation, and fiscal responsibility – with each priority being weighted equally in the determination of Mr. Dasilva’s satisfaction of the performance criteria. The performance criteria established by the CNG Committee for the vesting of Mr. Dasilva’s Performance Options are described below.

Invest in our People (25%)

Mr. Dasilva’s achievement of this strategic objective is measured by reference to:

  i.    a target company net promoter score as attributed by its employees;

 ii.    a target employee voluntary turnover rate; and

iii.    a discretionary performance review conducted by the Chair of the Board.

Customer Success (25%)

The company’s achievement of this strategic objective is measured by reference to:

  i.        a target customer churn rate;

 ii.        a target improvement of the company’s net promoter score as attributed by its customers; and

iii.        a customer satisfaction survey score target.

Innovate and Differentiate (25%)
The Company’s achievement of this strategic objective is measured by reference to: i. product feature advancements; ii. the execution of the Company against its product roadmap; and

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COMPENSATION DISCUSSION AND ANALYSIS

iii. a discretionary evaluation of innovation and differentiation by the Company.

Fiscal Responsibility (25%)
The Company’s achievement of this strategic objective is measured by reference to: i. target revenue; ii. target EBITDA; and iii. a target number of active Lightspeed Payments customers.

Employment Agreements, Termination and Change of Control Benefits

The Company has written employment agreements with each NEO and each executive is entitled to receive compensation established by the Company, as well as other benefits in accordance with plans available to the most senior employees.

Each NEO is entitled to certain benefits in connection with the termination of their employment without cause or in the event of their resignation for good reason. If so terminated or if they resign for good reason, NEOs are entitled to a severance payment calculated as a function of base salary and annual incentive compensation multiplied by the greater of (i) in the case of our Chief Executive Officer, one month per year of service or 18 months, (ii) in the case of our President, our Chief Financial Officer and our Chief Product Officer, one month per year of service or 12 months, and (iii) in the case of our Senior Vice President of Global Sales, one month per year of service or nine months. Further, in the event that a NEO is terminated within a specified period of time following a change of control of the Company, such NEO will be entitled to severance payments as described above, in addition to full vesting of all equity-based awards. Payment of such termination benefits shall be subject to, among other things, the NEO executing a full and satisfactory release in favour of the Company (or any successor entity following a change of control of the Company).

The table below shows the estimated incremental payments that would be made to the Company’s NEOs upon the occurrence of certain events as of March 31, 2020, the last business day of Fiscal 2020.

Name	Event	Severance[1] ($)	Equity-Based Awards[2] ($)	Other Payments	Total ($)
Dax Dasilva Chief Executive Officer	Termination other than for cause	793,013	-	-	793,013
	Change of control	793,013	221,612	-	1,014,625
Brandon Nussey Chief Financial Officer	Termination other than for cause	422,940	-	-	634,410
	Change of control	422,940	5,662,624	-	6,085,464
Jean Paul Chauvet President	Termination other than for cause	458,185		-
	Change of control	458,185	13,303,964	-	13,762,149
Jim Texier Chief Product Officer	Termination other than for cause	458,185	-	-	458,185
	Change of control	458,185	65,456	-	523,641
Julian Teixeira Senior Vice President of Global Sales	Termination other than for cause	237,904	-	-	237,904
	Change of control	237,904	856,080	-	1,093,984

1.	Severance payments are calculated based on base salary as of March 31, 2020, the last business day of Fiscal 2020, and on account of at target annual incentive compensation pursuant to the applicable employment agreement of each NEO, reported above in U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

2.	Based on a price of C$19.04 per subordinate voting share, being the closing price of the subordinate voting shares on the TSX on March 31, 2020, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

Outstanding Option-Based Awards and Share-Based Awards

The following table shows all Option-based and Share-based awards outstanding to NEOs in Fiscal 2020:

Name	Option-Based Awards				Share-Based Awards
	Number of Subordinate Voting Shares Underlying Unexercised Options[1]	Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-Money Options[2] ($)	Number of Share Based Awards	Value of Share Based Awards[3]
Dax Dasilva Chief Executive Officer	78,864	C$30.28	June 11, 2026	0	16,512	221,612
Brandon Nussey Chief Financial Officer	640,580	$4.72	February 1, 2025	5,573,876	6,605	88,648
	21,030	C$30.28	June 11, 2026	0
Jean Paul Chauvet President	190,880	C$3.68	November 1, 2022	2,066,708	5,779	77,562
	162,516	$2.96	March 31, 2023	1,700,128
	84,232	$2.96	March 31, 2023	881,176
	985,875	$4.72	April 30, 2025	8,578,390
	18,401	C$30.28	June 11, 2026	0
Jim Texier Chief Product Officer	300,000	C$41.01	August 19, 2026	0	4,877	65,456
Julian Teixeira Senior Vice President of Sales	6,250	$2.96	March 31, 2023	65,383	3,715	49,860
	12,500	$3.40	December 1, 2023	125,266
	25,000	$4.72	February 1, 2025	217,532
	36,250	$5.00	August 3, 2025	305,272
	12,500	$6.00	November 8, 2025	92,766
	11,829	C$30.28	June 11, 2026	0
	50,000	C$35.45	February 28, 2027	0

1.	Options granted under the Legacy Option Plans or the Amended and Restated Omnibus Incentive Plan, or, in the case of Mr. Texier, an allowance under the rules of the TSX as an inducement for him to enter into a contract of full-time employment with the Company, each of which options is exercisable for one subordinate voting share.

2.	The value of unexercised in-the-money options is calculated based on the difference between the strike price of the option and the closing price of the subordinate voting shares on the TSX on March 31, 2020, being C$19.04 per subordinate voting share, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

3.	Based on a price of C$19.04 per subordinate voting share, being the closing price of the subordinate voting shares on the TSX on March 31, 2020, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

Incentive Plan Awards – Value Vested or Earned During the Year

The following table shows the value of incentive plan awards that vested or were earned for each Named Executive Officer during Fiscal 2020:

Name	Unexercised In-the-Money Value of Option-Based Awards - Vested During the Year[1] ($)	Share-Based Awards - Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation - Value Earned During the Year[2] ($)
Dax Dasilva	0	0	0
Brandon Nussey	3,372,916	0	70,490
Jean Paul Chauvet	3,544,059	0	181,869
Jim Texier	0	0	61,001
Julian Teixeira	626,009	0	145,880

1.	The value of unexercised in-the-money options is calculated based on the difference between the strike price of the option and the closing price of the subordinate voting shares on the TSX on the day the options vested, converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

2.	The amounts reported in the table above represent bonuses of C$100,000 for Mr. Nussey and C$86,538 for Mr. Texier; and commission payments of C$258,006 for Mr. Chauvet and C$206,951 for Mr. Teixeira under the Company’s Sales Commission Plan, in each case converted into U.S. dollars using an exchange rate of 0.7049, being the daily rate of exchange posted by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on March 31, 2020.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”) together with certain related disclosure requirements pursuant to NI-58-101. The corporate governance guidelines set forth in NP 58-201 are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted certain corporate governance policies and practices. The disclosure set out below describes our approach to corporate governance.

Nomination of Directors and Majority Voting Policy

Our CNG Committee is responsible for, annually or as required, recruiting and identifying, and recommending to the Board for nomination, individuals qualified to become new Board members, as well as recommending individual directors to serve on the various Board committees. In making its recommendations, the CNG Committee considers the competencies that the Board considers to be necessary and desirable for the Board as a whole, and Board committees, to possess, the competencies and skills that the Board considers each existing director to possess, and the competencies, skills, perspective and experience each new nominee will bring to the boardroom. The CNG Committee also considers the amount of time and resources that nominees have available to fulfill their duties as a Board member.

The CNG Committee is composed of independent directors within the meaning of the CSA Disclosure Instrument. The chair of the CNG Committee leads the nominating process in accordance with and pursuant to the criteria for Board membership as set forth in the Charter of the CNG Committee.

In accordance with the requirements of the TSX, the Board has adopted a “Majority Voting Policy” to the effect that a nominee for election as a director who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by shareholders shall tender his or her resignation to the Chair of the Board promptly following the meeting of shareholders at which the director was elected. The CNG Committee will consider such offer and make a recommendation to the Board whether to accept it or not. The Board will promptly accept the resignation unless it determines that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. The Board will make its decision and announce it in a press release within 90 days following the meeting of shareholders, giving the reasons for not accepting the resignation if such is the case. A director who tenders a resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the CNG Committee at which the resignation is considered.

Director Nomination Rights

Under an investor rights agreement (the “Investor Rights Agreement”) dated March 15, 2019 among the Company, DHIDasilva Holdings Inc., a company controlled by the Company’s founder and Chief Executive Officer, and Caisse de dépôt et placement du Québec (“Caisse”), Caisse is entitled to certain director nomination rights. The Investor Rights Agreement provides that Caisse is entitled to nominate one of the Company’s directors as part of the slate of director candidates proposed by the Company in any management information circular, and will continue to be entitled to nominate such director for so long as it holds at least 20% of our subordinate voting shares and multiple voting shares (on a non-diluted basis). Moreover, for as long as Caisse holds at least 20% of our subordinate voting shares and multiple voting shares (on a non-diluted basis), the Company, acting reasonably, will consult Caisse in respect of any appointment or replacement of the Chair of the Board.

The nominee of Caisse designated under the Investor Rights Agreement has to be considered independent within the meaning of National Instrument 52-110 – Audit Committees ("NI 52-110"). Quorum for meetings of the Board will need to include the nominee of Caisse, subject to customary exceptions. Pursuant to the Investor Rights Agreement, Caisse has confirmed to the Company that Rob Williams will be the Caisse nominee for election to the Board at the Meeting.

MANAGEMENT INFORMATION CIRCULAR 39

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Independence of Directors

Director Independence

Under National Instrument 58-101 – Disclosure of Corporate Governance Practices ("NI 58-101"), a director is considered to be independent if he or she is independent within the meaning of NI 52-110. Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect relationship which could, in the view of the Board, be reasonably expected to interfere with a director’s independent judgment. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that two of the six directors on the Board will not be considered independent as a result of their employment relationships with the Company.

Our independent Board members are Patrick Pichette, Marie-Josée Lamothe, Rob Williams and Paul McFeeters. The non-independent members of our Board are Dax Dasilva, Lightspeed's Chief Executive Officer, and Jean Paul Chauvet, Lightspeed's President.

Certain members of the Board are also members of the board of directors of other public companies. The Board has not adopted a director interlock policy but is keeping informed of other public directorships held by its members. No director serves on more than two other public company boards of directors.

Independent Chair of the Board

The Company’s Board is led by an independent Chair, which we believe contributes to the Board’s ability to function independently of management and provide effective oversight. Patrick Pichette has been a director of the Company since 2018 and became the Chair of the Board in 2019. As Chair of the Board, Mr. Pichette is principally responsible for overseeing the operations and affairs of the Board.

Meetings of Independent Directors

The Board will hold regularly-scheduled quarterly meetings as well as ad hoc meetings from time to time. In the course of meetings of the Board or of committees of the Board, the independent directors will from time to time hold meetings, or portions of such meetings, at which neither non-independent directors nor officers of the Company are in attendance.

If a director or officer holds an interest in a transaction or agreement under consideration at a Board meeting or a Board committee meeting, that director or officer shall not be present at the time the Board or Board committee deliberates such transaction or agreement and shall abstain from voting on the matter, subject to certain limited exceptions provided for in the CBCA.

Director Term Limits and Other Mechanisms of Board Renewal

The Board has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the CNG Committee seeks to maintain the composition of the Board in a way that provides, in the judgment of the Board, the best mix of skills and experience to provide for our overall stewardship. The CNG Committee also conducts an annual process for the assessment of the Board, each Board committee and each director regarding his, her or its effectiveness and performance, and reports evaluation results to the Board.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Charter of the Board

The Board has adopted a written charter (the “Board Charter”) describing, inter alia, the Board’s role and overall responsibility to supervise the management of the business and affairs of the Company. The Board, directly and through its Board committees and the Chair of the Board, provides direction to the executive officers of the Company, generally through the Chief Executive Officer. The Board has overall responsibility for the Company’s strategic planning, compliance and risk management (including crisis preparedness, information system controls, business continuity, cybersecurity and disaster recovery), matters relating to the Chief Executive Officer and other executive officers, corporate governance, and communications with the Company’s shareholders and other stakeholders. The text of the Board Charter is reproduced in its entirety in Appendix A.

Skills and Experience of the Board

As noted above, the Nominating and Governance Committee has developed a “competency” matrix in which directors indicate their experience in each competency identified as important for a company like Lightspeed. Each director must indicate which of these competencies he or she believes he or she possesses. The table below illustrates the mix of experiences in these competencies of our nominee directors.

	FINANCE				INDUSTRY KNOWLEDGE					OTHER		Geography
	Executive Leadership	Governance/ Risk Management	Accounting/ Finance	Strategy/ M&A	Retail/ Hospitality Sales	Product Development/ Management	Marketing/ Advertising	Innovation/ Technology	Public Board Experience	Human Resources/ Compensation	Sustainability
Patrick Pichette												Global
Dax Dasilva												Global
Jean Paul Chauvet												Global
Marie-Josée Lamothe												Global
Paul McFeeters												Global
Rob Williams												Global

Committees of the Board

The Board has established two standing committees: the Audit Committee, which is required by Canadian securities laws for all reporting issuers, and the CNG Committee.

The Board has adopted a written position description for each of our committee chairs which sets out each of the committee chair’s key responsibilities, including, among others, duties relating to setting committee meeting agendas, chairing committee meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.

MANAGEMENT INFORMATION CIRCULAR 41

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Audit Committee

The Audit Committee consists of a minimum of three directors, all of whom are persons determined by the Board to be both independent directors and financially literate within the meaning of NI 52-110. The Audit Committee is currently comprised of Paul McFeeters, chair of the committee, Patrick Pichette and Rob Williams. Each of the Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. All members of the Audit Committee are Independent Directors. Paul McFeeters and Patrick Pichette have been determined by the Board to be the Audit Committee financial experts.

The Board adopted a written charter, the text of which is reproduced in its entirety in Exhibit A to the Company’s annual information form, available under the Company’s profile on SEDAR at www.sedar.com and on the Company’s website at investors.lightspeedhq.com, setting forth the purpose, composition, authority and responsibility of the Audit Committee, consistent with NI 52-110. The Audit Committee assists the Board in fulfilling its oversight of, among other things:

●	the quality and integrity of the Company’s financial statements and related information;

●	the qualifications, independence, appointment and performance of the external auditor;

●	the accounting and financial reporting policies, practices and procedures of the Company and its subsidiaries and affiliates;

●	the Company’s risk management practices and legal and regulatory compliance;

●	management’s design, implementation and effective conduct of internal controls over financial reporting and disclosure controls and procedures;

●	the performance of the Company’s internal audit function, if applicable; and

●	preparation of disclosures and reports required to be prepared by the Audit Committee by any law, regulation, rule or listing standard.

It is the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, the external auditor and the management of the Company. The Audit Committee has full access to the Company’s management and records and external auditor as necessary to carry out these responsibilities. The Audit Committee has the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. The Company shall provide appropriate funding, as determined by the Audit Committee, for the payment of compensation to the external auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Additional details regarding the Audit Committee can be found in the section entitled “Audit Committee” of the Company’s annual information form, available under the Company’s profile on SEDAR at www.sedar.com and on the Company’s website at investors.lightspeedhq.com.

Compensation, Nominating and Governance Committee

The CNG Committee consists of a minimum of three directors, all of whom are independent directors, and are charged with overseeing executive compensation, management development and succession, director compensation and executive compensation disclosure. It also assists the Board in overseeing corporate governance, the composition of the Board and its committees, and the effectiveness of the Board, its committees and the directors themselves. The CNG Committee is currently comprised of Patrick Pichette, chair of the CNG Committee, Marie-Josée Lamothe and Paul McFeeters. No member of the CNG Committee is an executive officer of the Company, and as such, the Board believes that the CNG Committee is able to conduct its activities in an objective manner.

MANAGEMENT INFORMATION CIRCULAR 42

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board adopted a written charter setting forth the purpose, composition, authority and responsibility of the CNG Committee.

The CNG Committee is responsible for, among other things:

●	the Company’s overall compensation philosophy;

●	overseeing matters related to executive and director compensation;

●	reviewing management’s assessment of existing management resources and succession plans;

●	reviewing executive compensation disclosure before the Company publicly discloses this information;

●	overseeing the Company’s corporate governance, including governance policies and processes;

●	reviewing and making recommendations regarding the composition of the Board and committees thereof;

●	identifying and selecting or recommending to the Board for selection qualified nominees for the Board and committees thereof; and

●	reviewing and assessing the performance, effectiveness and contribution of the Board, committees thereof and the directors themselves.

The CNG Committee is responsible for reviewing and assessing at least annually the performance, effectiveness and contribution of the Board, Board committees and the directors themselves and reporting on such review and assessment to the Board. This shall include a review of the Board’s mandate and the charters of each committee thereof. The CNG Committee will also be responsible for overseeing the onboarding of new directors and continuing education programs for our directors.

Code of Ethics

We have adopted a written code of conduct and ethics (the “Code of Ethics”) that applies to all of our officers, directors, employees, contractors and agents acting on behalf of the Company. The objective of the Code of Ethics is to provide guidelines for maintaining our and our subsidiaries integrity, trust and respect.

The Code of Ethics addresses compliance with laws, rules and regulations, conflicts of interest, confidentiality, commitment, preferential treatment, financial information, internal controls and disclosure, protection and proper use of our assets, communications, fair dealing, fair competition, due diligence, illegal payments, equal employment opportunities and harassment, privacy, use of Company computers and the internet, political and charitable activities and reporting any violations of law, regulation or the Code of Ethics. The Board has ultimate responsibility for monitoring compliance with the Code of Ethics and it monitors compliance through the CNG Committee.

The Code of Ethics is distributed to and signed by each of the Company’s employees when they are hired. In addition, the Company conducts an annual certification process to monitor compliance with the Code of Ethics and the Corporate Secretary reports the results of such process to the Board on an annual basis.

Diversity

Having a diverse Board and senior management offers a depth of perspective that enhances Board and management operations and performance. Having a diverse and inclusive organization overall is beneficial to our success, and we are committed to diversity and inclusion at all levels to ensure that we attract, retain and promote the brightest and most talented individuals.

The Board does not specifically define diversity nor set targets for specific designated groups, but values diversity of experience, perspective, education, background, race, gender and national origin as part of its overall evaluation of director nominees for election or re-election to the Board and as part of its evaluation of candidates for management positions. This is achieved through ensuring that diversity considerations are taken into account in Board and senior management succession planning, continuously monitoring the level of representation on our Board and in senior management positions of women, visible minorities, Aboriginal persons and persons with disabilities, continuing to broaden recruiting efforts to attract and interview qualified candidates, and committing to retention and training to ensure that our most talented employees are promoted from within our organization.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Recommendations concerning director nominees and appointment of executive officers are based on competence, merit and performance, as well as expected contribution to the Board or management’s performance. Commitment to diversity is, and will remain a key priority and consideration, as it is beneficial that a diversity of backgrounds, views and experiences be present at the Board and management levels.

The following chart sets out the representation of women, visible minorities, Aboriginal peoples and persons with disabilities on the Company’s board of directors and senior management as well as the percentage of the board of directors and senior management comprised of persons from each such designated group.

	Women		Visible Minorities		Aboriginal peoples		Persons with disabilities
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Board of Directors	1	17%	1	17%	0	-	0	-
Executive Officers	4	27%	3	20%	0	-	0	-

Directors' and Officers' Liability Insurance

Our and our subsidiaries’ directors and officers are covered under our existing directors’ and officers’ liability insurance. Under this insurance coverage, we and our subsidiaries will be reimbursed for insured claims where payments have been made under indemnity provisions on behalf of our and our subsidiaries’ directors and officers, subject to a deductible for each loss, which will be paid by us. Our and our subsidiaries’ individual directors and officers will also be reimbursed for insured claims arising during the performance of their duties for which they are not indemnified by us or our subsidiaries. Excluded from insurance coverage are illegal acts, acts which result in personal profit and certain other acts.

Director Orientation and Continuing Education

New directors will meet with the Chair of the Board and executive officers. New directors will be provided with comprehensive orientation and education as to the nature and operation of the Company and our business, the role of the Board and Board committees, and the contribution that an individual director is expected to make.

The CNG Committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of our business remains current. The chair of each Board committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

The members of the Board are registered as members of the Institute of Corporate Directors (“ICD”). The ICD offers highly regarded professional development programs that provide flexible director education and learning opportunities and resources. In the November 2020, the CNG Committee mandated that each director participate in a minimum of one hour of continuing education courses offered by the ICD.

Risk Management

The Board implements its risk oversight function both as a whole and through its committees. The Board oversees both the processes in place to identify business risks and opportunities and the implementation of processes to manage such risks and opportunities.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board's responsibilities include:

●	Building a culture of honesty and accountability throughout the Company by reviewing on an annual basis the recommendations of the CNG Committee regarding changes to the Code of Business Conduct and Ethics and any waivers or violations thereof.

●	Overseeing legal and regulatory compliance and the effectiveness of the Company’s compliance and enterprise risk management practices, including reviewing reports provided at least annually by management on the risks inherent in the Company’s business (including crisis preparedness, information system controls, business continuity, cybersecurity and disaster recovery).

●	Identifying the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks.

●	Monitoring the implementation of procedures and initiatives relating to corporate, social and environmental responsibilities, and health and safety rules and regulations.

●	Reviewing and approving, with the assistance of the CNG Committee, any recommended changes to the corporate governance policies and processes adopted by the Company.

The Audit Committee oversees the Company’s policies with respect to risk assessment and risk management, the Company’s insurance coverage, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

MANAGEMENT INFORMATION CIRCULAR 45

OTHER INFORMATION AND APPROVAL OF MANAGEMENT INFORMATION CIRCULAR

OTHER INFORMATION

Indebtedness of Directors and Senior Executives

As at May 31, 2020, none of our directors or executive officers, and none of their respective associates, is indebted to us or any of our subsidiaries or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided to us or any of our subsidiaries.

Additional Information

The Company is a reporting issuer under the securities legislation of all provinces of Canada and is therefore required to file financial statements and management information circulars with the various securities regulatory authorities in such provinces. The Company also files an annual information form with such securities regulatory authorities. Copies of the Company’s latest annual information form, latest audited financial statements, interim financial statements and management’s discussion and analysis (“MD&A”) filed since the date of the latest audited financial statements, and latest management information circular may be obtained on request from the Corporate Secretary of the Company at dan.micak@lightspeedhq.com or at www.sedar.com, or on Lightspeed's investor relations website at https://investors.lightspeedhq.com/English/home/default.aspx. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed fiscal year. The Company may require the payment of a reasonable charge when the request is made by a person other than a holder of securities of the Company.

Shareholder Proposals for Next Annual Meeting of Shareholders

The Company will include proposals from shareholders that comply with applicable laws in next year’s management proxy circular for its next annual shareholder meeting to be held in respect of the fiscal year ending on March 31, 2021. Shareholder proposals must be received prior to the close of business on March 23, 2021 and be sent to the Company's Corporate Secretary by email at dan.micak@lightspeedhq.com.

APPROVAL OF MANAGEMENT INFORMATION CIRCULAR

The contents and the sending of this Circular have been approved by the Board of Directors.

Dated at Montréal, Québec, Canada, June 26, 2020.

MANAGEMENT INFORMATION CIRCULAR 46

SCHEDULE “A”

SCHEDULE “A”

CHARTER OF THE BOARD OF DIRECTORS

CHARTER OF the BOARD OF DIRECTORS

I.         GENERAL

1.        Mandate and Purpose

The board of directors (the “Board”) of Lightspeed POS Inc. (the “Company”) is responsible for supervising the management of the business and affairs of the Company. The Company’s officers and employees are responsible for day-to-day management and conduct of business and the implementation of any strategic or business plans approved by the Board. The Board shall guide management and oversee management’s execution of the Company’s strategic and business plans.

Each director is responsible for:

(a)       acting honestly and in good faith with a view to the Company’s best interests; and

(b)       exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.        Authority

(a)       The Board has the authority to delegate to subcommittees, provided however that the Board shall not delegate any power or authority required by any law, regulation, rule or listing standard to be exercised by the Board as a whole.

(b)       The Board has the authority, and the Company will provide it with proper funding to enable it, to:

(i)        engage independent counsel and other advisors as it determines necessary or advisable to carry out its duties and to set and pay the compensation for any such advisors; and

(ii)       communicate directly with the external auditors and to obtain information it requires from employees, officers, directors and external parties.

II.        PROCEDURAL MATTERS

1.        Composition

The number of directors shall be not less than three and not more than 15 and is to be fixed by the Board in accordance with applicable laws, regulations, rules and listing standards upon the recommendation of the Compensation, Nominating and Governance Committee. The size of the Board should be one that can function effectively as a board.

The Board will be comprised of a majority of “independent” directors as such term is defined by applicable laws, regulations, rules and listing standards. For a director to qualify as “independent”, the Board must affirmatively determine that the director has no relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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SCHEDULE “A”

At least three directors shall be “financially literate” as such terms are defined by applicable laws, regulations, rules and listing standards and at least one director will have accounting or related financial management experience or expertise.

2.        Board Chair

The Board shall appoint one member to act as its chair (the “Chair”), which Chair shall have the duties and responsibilities set out in the Board Chair Position Description.

If at any point the Chair is not independent, the Board shall also appoint one member as a lead independent director, which lead independent director shall have the duties and responsibilities set out in the Lead Independent Director Position Description.

The Chair may be removed from the position at any time at the discretion of the Board. The incumbent Chair will continue in office until a successor is appointed or he or she is removed by the Board or ceases to be a director of the Company. If the Chair is absent from a meeting, the Board will, by majority vote, select another director to preside at that meeting.

3.        Board Committees

Subject to applicable laws, regulations, rules and listing standards, the Board shall determine the size, composition and role of its committees (including the type of committees to be established) and the methods by which the committees aid the Board in fulfilling its duties and responsibilities. All committees will operate pursuant to a written charter which sets forth the duties and responsibilities of the committee. Committee charters will be subject to periodic review and assessment by the relevant committee which shall recommend any proposed changes to the Board.

The Board shall appoint the members of each committee of the Board promptly after each annual shareholders’ meeting upon the recommendation of the Compensation, Nominating and Governance Committee. Each committee member shall be appointed and hold office in accordance with the charter of the committee to which such member is appointed.

4.        Meetings

The Chair is responsible for developing and setting the agenda for Board meetings and determining the time, place and frequency (which shall be at least quarterly) of Board meetings.

Each director is responsible for attending and participating in Board meetings.

The Board and the Chair may invite any officer or employee of the Company or any advisors as it deems appropriate from time to time to attend Board meetings (or any part thereof) and assist in the discussion and consideration of matters relating to the Board. The Board will meet in camera at each meeting and the independent directors shall decide, at each Board meeting, whether an in camera meeting without the non-independent directors and management present, as applicable, is appropriate at such meeting.

5.        Board Performance and Charter Review

The Board will annually review and assess its performance, effectiveness and contribution, including an evaluation of whether this Charter appropriately addresses the matters that are and should be within its scope.

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SCHEDULE “A”

The Board will conduct such review and assessment in such manner as it deems appropriate with the assistance of the Compensation, Nominating and Governance Committee.

III.         RESPONSIBILITIES

In addition to such responsibilities as may be required by applicable laws, regulations, rules or listing standards, the responsibilities of the Board include:

1.          Strategic Planning

(a)	Reviewing and approving the short and long term strategic and business plans prepared by management for the Company and evaluating management’s progress in carrying out these strategic and business plans.

(b)	Reviewing and, where appropriate, approving the Company’s financial objectives, plans and actions, including significant capital allocations and expenditures.

(c)	Reviewing and approving material transactions not in the ordinary course of business.

2.          Chief Executive Officer and other Executive Officers

(a)	Appointing the Chief Executive Officer (“CEO”) and developing and maintaining a written position description for the role of CEO.

(b)	Developing corporate goals and objectives that the CEO is responsible for meeting, considering the Compensation, Nominating and Governance Committee’s evaluation of the CEO’s performance against such corporate goals and objectives and determining, on the basis of the Compensation, Nominating and Governance Committee’s recommendation, the CEO’s annual compensation.

(c)	Reviewing the Compensation, Nominating and Governance Committee’s recommendations concerning the goals and objectives of the Company’s executive compensation plans and, where appropriate, amending existing plans or adopting new ones.

(d)	Reviewing and, where appropriate, accepting the Compensation, Nominating and Governance Committee’s recommendations with respect to compensation of executive officers.

(e)	Taking steps to satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers foster a culture of integrity throughout the Company.

(f)	Reviewing, at least annually, with the assistance of the Compensation, Nominating and Governance Committee, appointment and succession plans for the CEO and management of the Company.

3.          Reporting and Public Disclosure, Auditing and Internal Controls

(a)	Approving, after they have been recommended for approval by the Audit Committee, the Company’s annual and interim financial statements, MD&A, prospectus-type documents, earnings press releases (including financial outlook, future-oriented financial information and other forward-looking information) and other disclosure material filed with any securities commission before the Company publicly discloses this information.

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SCHEDULE “A”

(b)	Approving, based on the recommendation of the Audit Committee, the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company and the compensation of the external auditor.

(c)	Adopting a communication policy for the Company and overseeing communications with shareholders, other stakeholders, analysts and the public, including the adoption of measures for receiving feedback from stakeholders.

(d)	Reviewing and monitoring, with the assistance of the Audit Committee,

(i)	the quality and integrity of the Company’s financial statements and related information;

(ii)	the qualifications, independence, appointment and performance of the external auditor;

(iii)	the accounting and financial reporting policies, practices and procedures of the Company and its subsidiaries and affiliates; and

(iv)	adequacy and effectiveness of the Company’s system of internal controls over financial reporting, including any significant deficiencies and significant changes in internal controls, and its disclosure controls and procedures, in the latter case with a view to ensuring all public disclosures are timely, factual, accurate and broadly disseminated in accordance with applicable laws, regulations, rules and listing standards.

4.          Compliance and Risk Management

(a)	Building a culture of honesty and accountability throughout the Company by reviewing on an annual basis the recommendations of the Compensation, Nominating and Governance Committee regarding changes to the Code of Business Conduct and Ethics and any waivers or violations thereof.

(b)	Overseeing legal and regulatory compliance and the effectiveness of the Company’s compliance and enterprise risk management practices, including reviewing reports provided at least annually by management on the risks inherent in the Company’s business (including crisis preparedness, information system controls, business continuity, cybersecurity and disaster recovery).

(c)	Identifying the principal risks of the Company’s business, and ensuring the implementation of appropriate systems to manage these risks.

(d)	Monitoring the implementation of procedures and initiatives relating to corporate, social and environmental responsibilities, and health and safety rules and regulations.

(e)	Reviewing and approving, with the assistance of the Compensation, Nominating and Governance Committee, any recommended changes to the corporate governance policies and processes adopted by the Company.

5.          Board Composition and Administration

(a)        Overseeing the recruitment and selection, having regard to evaluation criteria recommended by the Compensation, Nominating and Governance Committee, of new directors and retention of existing directors.

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SCHEDULE “A”

(b)       Considering the recommendations of the Compensation, Nominating and Governance Committee as to the adequacy, amount and form of director compensation in light of retention objectives and director’s time commitments, responsibilities and risks faced.

(c)       Determining, with the assistance of the Compensation, Nominating and Governance Committee, those individuals proposed to be director nominees for each annual meeting of shareholders, taking into consideration past performance and the competencies and skills it considers necessary for effective board operation, as well as diversity of candidates, particularly with respect to the representation of women on the Board.

(d)       Receiving and reviewing the Compensation, Nominating and Governance Committee’s annual review and assessment of the performance, effectiveness and contributions of the Board, committees thereof and the directors themselves.

(e)       Considering the recommendations of the Compensation, Nominating and Governance Committee regarding new director onboarding and continuing education of existing directors.

6.        Advice and Counsel to Management

(a)       Providing advice and counsel to management, both in formal Board and committee meetings and through informal, individual director contacts with the CEO and other members of management.

7.        Limitation on Duties of the Board

The Board shall discharge its responsibilities and shall assess the information provided by the Company’s management and any external advisors, including the external auditor, in accordance with its business judgment. Directors are entitled to rely, absent knowledge to the contrary, on the integrity of the persons from whom they receive information and the accuracy and completeness of the information provided.

Nothing in this Charter is intended or may be construed as to impose on any director a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject under applicable law. This Charter is not intended to change or interpret the Company’s amended articles of incorporation or by-laws or any law, regulation, rule or listing standard to which the Company is subject, and this Charter should be interpreted in a manner consistent with all such applicable laws, regulations, rules and listing standards. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to Company securityholders or other liability whatsoever.

********

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SCHEDULE “B”

SCHEDULE “B”

RESOLUTION IN RESPECT OF AMENDMENTS TO AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

WHEREAS the Company wishes to amend the Amended and Restated Omnibus Incentive Plan of the Company dated November 18, 2019 (the “Plan”) to convert the Plan from a “fixed plan” to a “rolling plan”, as more fully described in the management information circular of the Company dated June 26, 2020;

WHEREAS the proposed amendments to the Plan require the approval of shareholders of the Company, as set forth in Section 613(a) of the TSX Company Manual; and

WHEREAS the proposed amendments to the Plan have been approved by the board of directors of the Company on June 25, 2020;

BE IT RESOLVED THAT:

1.	The conversion of the Plan from a “fixed plan” to a “rolling plan” (the "Amended Plan") be and is hereby approved, so that (i) the maximum number of subordinate voting shares of the Company which may be reserved and set aside for issuance, including for payments in respect of awards (as applicable), under the Amended Plan, the Amended and Restated 2012 Stock Option Plan dated March 15, 2019 and the Amended and Restated 2016 Stock Option Plan dated March 15, 2019, be changed from 10,185,862 subordinate voting shares of the Company to a maximum aggregate number of subordinate voting shares equal to 15% of all subordinate voting shares and multiple voting shares of the Company issued from time to time, on a non-diluted basis;

2.	The Company has the ability to continue granting options and awards, as applicable, under the Amended Plan until the date that is the third anniversary of the date of approval of this resolution, being August 6, 2023;

3.	Any director or officer of the Company be and is hereby authorized to make any and all additions, deletions and modifications to the Amended Plan as may be necessary or advisable to give effect to this resolution or as may be required by applicable regulatory authorities;

4.	Any director or officer of the Company be and is hereby authorized to do such things and to sign, execute and deliver all documents that such person may, in his or her discretion, determine to be necessary in order to give full effect to the intent and purpose of this resolution; and

5.	The board of directors of the Company be and is hereby authorized to abandon all or any part of this resolution at any time prior to giving effect thereto.

MANAGEMENT INFORMATION
CIRCULAR 52